Exhibit 10.1

Execution Version

MERGER AGREEMENT

by and among

ECM INVESTORS, LLC

SENTINEL ECM BLOCKER, INC.,

LIONEL ACQUISITION CO.,

EVEREST BLOCKER HOLDING, INC.,

EVEREST ACQUISITION MERGER SUB, LLC,

EVEREST BLOCKER MERGER SUB, INC.,

NVENT ELECTRIC PLC

and

SENTINEL CAPITAL PARTNERS, L.L.C.

as the Representative

DATED AS OF April 1, 2023

i

(cont’d)

(cont’d)

SCHEDULES*

Schedule P-1	-	Permitted Liens
Schedule 1.1(a)	-	Accounting Principles
Schedule 4.2	-	Capitalization
Schedule 4.4	-	Financial Statements; Undisclosed Liabilities
Schedule 4.5	-	Consents and Approvals; No Violations
Schedule 4.6	-	Material Contracts
Schedule 4.7	-	Absence of Changes
Schedule 4.8	-	Litigation
Schedule 4.9	-	Compliance with Applicable Law; Permits
Schedule 4.10	-	Employee Plans
Schedule 4.11	-	Environmental Matters
Schedule 4.12	-	Intellectual Property Rights
Schedule 4.13	-	Labor Matters
Schedule 4.14	-	Insurance
Schedule 4.15	-	Tax Matters
Schedule 4.17	-	Real and Personal Property
Schedule 4.18	-	Transactions with Affiliates
Schedule 4.20	-	Warranties and Product Liability
Schedule 4.21	-	Customers and Suppliers
Schedule 5.3	-	Consents and Approvals; No Violations
Schedule 6.1	-	Conduct of Business of the Company
Schedule 6.4(e)	-	Consents
Schedule 6.20(a)	-	Indemnifiable Environmental Conditions
Schedule 6.20(b)	-	Primary Recovery Sources

* Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K.

EXHIBITS*

Exhibit A	-	Example Statement of Net Working Capital
Exhibit B	-	Form of Paying Agent Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Letter of Transmittal
Exhibit E	-	Asset Allocation
Exhibit F	-	Representation and Warranty Binder
Exhibit G	-	Form of Allocation Schedule
Exhibit H	-	Key Employees
Exhibit I	-	Supporting Equityholders

* Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K.

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of April 1, 2023 is made by and among ECM Investors, LLC, a Delaware limited liability company (the “Company”), Sentinel ECM Blocker, Inc., a Delaware corporation (“Blocker Corp”), Lionel Acquisition Co., a Delaware corporation (“Purchaser”), Everest Blocker Holding, Inc., a Delaware corporation and direct subsidiary of Purchaser (“Blocker Purchaser” and, together with Purchaser, the “Purchasers”), Everest Acquisition Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Purchaser (“Merger Sub”), Everest Blocker Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Blocker Purchaser (“Blocker Merger Sub” and, together with the Purchasers and Merger Sub, collectively, the “Purchaser Parties”), Sentinel Capital Partners, L.L.C., a Delaware limited liability company, as the Representative (as defined herein) and, solely for the purposes of Article 1, Article 5, Article 9, Article 11, Article 12 and Section 6.9, nVent Electric plc, an Irish public limited company (the “Guarantor”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, Sentinel Capital Partners VI-A, L.P., a Delaware limited partnership (the “Blocker Seller”) collectively owns 100% of the equity interests of Blocker Corp;

WHEREAS, Blocker Corp owns certain interests in Sentinel ECM Splitter, LLC, a Delaware limited liability company (“Splitter”);

WHEREAS, Splitter owns certain interests in Sentinel ECM Investments, LLC, a Delaware limited liability company (“Sentinel Investments”);

WHEREAS, Sentinel Investments owns certain Company Units;

WHEREAS, after the date hereof and prior to the Closing, (i) Splitter will liquidate and make a proportional distribution of its interests in Sentinel Investments to its equityholders, including Blocker Corp, and (ii) Sentinel Investments shall redeem Blocker Corp’s interest in Sentinel Investments in exchange for Blocker Corp’s proportionate indirect share of the Company Units held by Sentinel Investments, such that prior to the Closing, Blocker Corp will directly own certain Company Units (such transactions, the “Reorganization”);

WHEREAS, Blocker Purchaser desires that Blocker Merger Sub be merged with and into Blocker Corp, with Blocker Corp surviving as a wholly owned subsidiary of Blocker Purchaser (the “Blocker Merger”), upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, immediately following the Blocker Merger, Purchaser desires to acquire the Company Units (other than the Company Units held by Blocker Corp) pursuant to a merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Purchaser (the “Merger” and, together with the Blocker Merger, the “Mergers”), upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors of Blocker Corp has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Blocker Merger, and the execution by Blocker Corp of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL and (ii) recommended acceptance of the transactions contemplated herein (including the Blocker Merger) and approval of this Agreement by the Blocker Seller;

WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and the execution by the Company of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DLLCA and (ii) recommended acceptance of the transactions contemplated herein (including the Merger) and approval of this Agreement by the Company Equityholders;

WHEREAS, the board of directors of each of Purchaser, Blocker Purchaser and Blocker Merger Sub, and Purchaser and Blocker Purchaser, each in its capacity as the sole equityholder of Merger Sub or Blocker Merger Sub, respectively, have each, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated herein, including the Merger and the Blocker Merger, and the execution by the Purchaser Parties of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL, the DLLCA, as well as all other applicable law;

WHEREAS, promptly following the execution and delivery of this Agreement, (i) Blocker Corp will obtain and deliver to Blocker Purchaser a true, correct and complete copy of an irrevocable written consent of the Blocker Seller approving and consenting to the Blocker Merger, the execution by Blocker Corp of this Agreement and the consummation of the transactions contemplated hereby (the “Blocker Written Consent”), in accordance with the DGCL, and (ii) the Company will obtain and deliver to Purchaser a true, correct and complete copy of an irrevocable written consent of the equityholders of the Company who collectively own a majority of the outstanding membership interests of the Company approving and consenting to the Merger, the execution by the Company of this Agreement and the consummation of the transactions contemplated hereby (the “Written Consent”), in accordance with the DLLCA;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Guarantor has entered into this Agreement to guarantee all of the Purchaser Parties’ payment obligations hereunder, as further specified in Article 12;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, each of the Sellers set forth on Exhibit I has entered into a letter agreement in support of the transactions contemplated by this Agreement (the “Support Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, each of the key employees of the Group Companies set forth on Exhibit H have executed an amendment to their existing employment agreements (the “Retention Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1              Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 3.5(b).

“Accounting Principles” the practices, procedures, valuations, judgments, principles and methodologies set forth on Schedule 1.1(a).

“Accrued Income Taxes” means an amount equal to the aggregate current accrued but unpaid Income Tax liabilities of Blocker Corp and the Group Companies as of the Effective Time for Pre-Closing Tax Periods either (x) ending after December 31, 2021 that are due and payable following the Closing Date with respect to any final Tax Return that is not yet due (including extensions) and filed in respect of solely those jurisdictions in which the applicable Blocker Corp or Group Company is currently filing Tax Returns for Income Taxes except to the extent an applicable Group Company first had sufficient nexus in another jurisdiction to require the filing of a Tax Return in a taxable period for which a Tax Return has not yet been due (including applicable extensions) or (y) with respect to any amount shown as due on any such final Tax Return filed prior to the Closing Date that remains unpaid; provided that the calculation of Accrued Income Taxes shall: (i) be prepared in accordance with the past practice (including reporting positions and accounting methods) of the applicable Blocker Corp or Group Company in preparing Tax Returns for Income Taxes, except as otherwise required by this Agreement; (ii) exclude (A) any deferred Tax liabilities (including such Tax liabilities in respect of deferred revenue) and deferred Tax assets, (B) any liabilities and accruals or reserves established or required to be established under the Accounting Principles in respect of any speculative or contingent liabilities for Taxes or with respect to uncertain Tax positions, and (C) any Income Tax liabilities resulting from actions taken by Purchaser, Blocker Purchaser, Blocker Corp, any Group Company or any of their respective Affiliates on the Closing Date after the Closing outside the ordinary course of business or in connection with financing the transactions contemplated by this Agreement; (iii) to the extent available to offset Income Taxes otherwise payable in such Tax jurisdiction, reflect estimated (or other prepaid) Income Tax payments and any overpayments of Income Taxes to the extent applicable to other Pre-Closing Tax Periods (for the avoidance of doubt, if the amount of unpaid Income Tax liabilities in one taxing jurisdiction becomes a negative number after the application of this clause (iii), such negative amount may not offset positive amounts of unpaid Income Taxes in another taxing jurisdiction, unless such negative amount can actually be utilized to offset Taxes owing in such jurisdiction) and taking into account any Transaction Tax Deductions as deductions of Blocker Corp and the Group Companies in Pre-Closing Tax Periods to the maximum extent permitted under Applicable Law; and (iv) be determined in accordance with Section 6.12.

“Acquisition Transaction” has the meaning set forth in Section 6.17.

“Actual Adjustment” means an amount (which may be a negative number) equal to (i) the Purchase Price as finally determined pursuant to Section 3.5, minus (ii) the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, (i) employees of the Group Companies are not Affiliates of the Group Companies and (ii) following the Closing, Purchaser, Blocker Purchaser and their respective Affiliates shall be Affiliates of the Group Companies and Blocker Corp and none of the Company Equityholders, the Blocker Seller or any of their respective Affiliates or equityholders shall be an Affiliate of any Group Company or of Blocker Corp.

“Affiliated Group” means a member of any affiliated, combined, consolidated, unitary or other group for Income Tax purposes.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 3.4(b).

“Ancillary Documents” means, other than this Agreement, each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, including the Support Agreement, the Letters of Transmittal, the Retention Agreements, the Escrow Agreement and the Paying Agent Agreement.

“Anti-Corruption or Anti-Bribery Laws” shall mean all domestic and foreign Applicable Laws that are designed to deter, prevent, or combat the bribery or other corruption of Public Officials in connection with business transactions, including but not limited to the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 77dd-1, et seq.) and the United Kingdom Bribery Act (2010).

“Applicable Law” means, with respect to any Person, any provision of federal, state, provincial, territorial, local or foreign law, code, statute, rule, regulation, Order or ordinance of any Governmental Entity applicable to such Person or its properties or assets.

“Asset Allocation” has the meaning set forth in Section 3.7.

“Blocker Certificate of Merger” has the meaning set forth in Section 2.3.

“Blocker Corp” has the meaning set forth in the introductory paragraph to this Agreement.

“Blocker Effective Time” has the meaning set forth in Section 2.3.

“Blocker Merger” has the meaning set forth in the recitals.

“Blocker Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Blocker Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Blocker Seller” has the meaning set forth in the recitals to this Agreement.

“Blocker Stock” means the common stock, par value $0.01, of Blocker Corp.

“Blocker Written Consent” has the meaning set forth in the recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including restricted cash, deposits, marketable securities and short term investments) of Blocker Corp and the Group Companies as of the Measurement Time, determined in accordance with the Accounting Principles, which shall include all checks, drafts and wires for the benefit of Blocker Corp or any Group Company that are in transit or received but not yet deposited or cleared, and shall exclude all outbound and uncleared checks, drafts and wires issued by Blocker Corp or a Group Company, in each case, less any Taxes, withholding, or other charges that would apply to the repatriation of such amounts to the United States (provided that there shall be no deduction for Taxes, withholding or other charges on the first 5,000,000 Yuan, 1,400,000 CN Dollars and 13,000,000 MXN).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Claim” has the meaning set forth in Section 10.1(a)(v).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Employees” has the meaning set forth in Section 6.8(a).

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the Measurement Time.

“Closing Date Payment” has the meaning set forth in Section 3.2(a)(iv).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Applicable Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Advisors” means, collectively, Robert W. Baird & Co. Incorporated and Lincoln International.

“Company Equityholder” means each Person which holds Company Units as of immediately prior to the Effective Time.

“Company Material Adverse Effect” means any change, event, condition, circumstance, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (A) the ability of the Company or Blocker Corp to consummate the transactions contemplated by this Agreement or (B) the financial condition, business, assets or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse change, event, condition, circumstance, occurrence or effect arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) conditions affecting the United States economy or any foreign economy generally, (ii) any national or international political or social conditions, including civil unrest, protests and public demonstrations, any government responses thereto and any escalation or worsening thereof, the engagement or cessation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any changes in weather, meteorological conditions or climate or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) affecting the business of the Group Companies, (v) changes in GAAP, (vi) changes in any Applicable Laws or any action required to be taken under any Applicable Laws, (vii) the public announcement of the transactions contemplated by this Agreement, (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying cause of the failure to meet any projection, forecast or revenue or earnings predictions shall not be excluded from the determination of whether or not a Company Material Adverse Effect has occurred to the extent not otherwise excluded from this definition of Company Material Adverse Effect), (ix) any acts of God, including any epidemic, pandemic or disease outbreak (including in respect of COVID-19) or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement, (x) the taking of any action contemplated by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, or (xi) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing; provided that, the matters described in clauses (i), (ii), (iii), (iv), (v), (vi), and (ix) shall be taken into account in the determination of whether or not a Company Material Adverse Effect has occurred to the extent any such matter has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other businesses in the industry in which they operate.

“Company Units” means Units of the Company, as such term is defined in the LLC Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated as of December 19, 2022, by and between Robert W. Baird & Co. Incorporated (solely as Disclosing Party’s representative (as defined therein)) and ERICO Corporation International.

“Contract” means any legally binding written contract, agreement, license, sublicense, lease, sublease or commitment.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“COVID-19 Laws” means: (i) Presidential Proclamation 9994 of March 13, 2020 Declaring a National Emergency Concerning the COVID-19 Outbreak; (ii) the CARES Act; (iii) the Families First Coronavirus Response Act of 2020; (iv) Presidential Memorandum of August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, 85 FR 49587; and (v) any related Applicable Laws, Orders, rulings, proclamations, guidelines or FAQs issued or enacted by a Governmental Entity.

“Damages” has the meaning set forth in Section 6.20(a).

“Deferred Payments” has the meaning set forth in Section 3.3.

“Determination Date” has the meaning set forth in Section 3.6(a).

“DGCL” has the meaning set forth in the recitals.

“Dispute Items” has the meaning set forth in Section 3.5(b).

“DLLCA” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each (A) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and (B) each other plan, agreement, program, policy, arrangement or offer letter, whether or not in writing, that provides equity or equity-based awards (including phantom equity), employee equity ownership, stock option, stock purchase rights, bonus or incentives, severance, deferred compensation, profit-sharing, change in control or other transaction payments or benefits, supplemental income, vacation, cafeteria benefits, retention pay or benefits, paid sick leave or other paid time off, expatriation pay or benefits, fringe benefits, perquisites, below market or other compensatory loan or any other type of employee benefit or compensation not described in (A) above; that, in each case, (i) any Group Company maintains, sponsors or contributes to, or to which any Group Company is a party for the benefit of a current or former employee or other individual service provider or any current or former dependent or beneficiary thereof, or (ii) with respect to which any Group Company has any obligation or liability (whether actual or contingent); provided that the term shall not include any Multiemployer Plan or any plan that is maintained by a Governmental Entity or with respect to which contributions are mandated by a Governmental Entity or Applicable Law, such as social security or workers compensation.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(c).

“Engagement” has the meaning set forth in Section 11.16(a).

“Enterprise Value” means $1,100,000,000.

“Environmental Escrow Account” has the meaning set forth in Section 3.2(a)(ii).

“Environmental Escrow Amount” has the meaning set forth in Section 3.2(a)(ii).

“Environmental Escrow Funds” means, at any time, the funds then remaining in the Environmental Escrow Account.

“Environmental Laws” means all Applicable Laws, including common law, pertaining to Hazardous Materials, or protection and preservation of the environment, human health and safety (solely to the extent relating to exposure to Hazardous Materials) and natural resources (including animal, plant and fish health), including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), and any similar or analogous state and local statutes or regulations promulgated thereunder and binding decisional law of any Governmental Authority, as each of the foregoing are amended or supplemented from time to time, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 3.2(a)(i).

“Escrow Agent” has the meaning set forth in Section 3.2(a)(i).

“Escrow Agreement” has the meaning set forth in Section 3.2(a)(i).

“Escrow Amount” has the meaning set forth in Section 3.2(a)(i).

“Escrow Funds” means, at any time, the funds then remaining in the Escrow Account.

“Estimated Closing Statement” has the meaning set forth in Section 3.1.

“Estimated Purchase Price” has the meaning set forth in Section 3.1.

“Example Statement of Net Working Capital” means the statement attached as Exhibit A hereto.

“Exchange Documents” has the meaning set forth in Section 3.4(c).

“Export Control Laws” has the meaning set forth in Section 4.9(d).

“Final Allocation” has the meaning set forth in Section 3.7.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Financing” means any debt or equity financing or financings in connection with the transactions contemplated by this Agreement, including any offering or private placement of debt securities or borrowing of loans and any related commitment letter or engagement letter and including any credit facilities or capital markets debt financing or equity or equity-related offerings.

“Financing Commitment Letters” has the meaning set forth in Section 5.8.

“Financing Failure Event” means any of the following, in each case other than as permitted under Section 6.19(e), (a) the commitments with respect to all or any portion of the Financing under the Financing Commitment Letters expiring or being terminated (unless as a result of definitive documents having been entered into with respect to all or any part thereof; provided that the amount that expired or terminated shall not exceed the amount committed under such definitive documents except to the extent the difference is not necessary to consummate the transactions contemplated by this Agreement), (b) for any reason, all or any portion of the Financing under the Financing Commitment Letters becoming unavailable, (c) a breach or repudiation by any Financing Source party to the Financing Commitment Letters of which the Purchaser obtains knowledge, or (d) any Financing Source party to a Financing Commitment Letter or any Affiliate or agent of such Person shall notify the Purchaser in writing that any of the events set forth in clauses (a) through (c) has occurred. For the avoidance of doubt, any termination, reduction, or expiration of the Financing Commitment Letters or the commitments set forth therein in accordance with Section 6.19(e) shall not constitute a Financing Failure Event.

“Financing Sources” means the agents, arrangers, lenders, and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, including the parties to any commitment letter or engagement letter in respect of any Financing or to any joinder agreements, indentures, credit agreements, or other agreements entered pursuant thereto or relating thereto, together with their Affiliates and the current, former, or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents, and representatives of each of them and the successors and assigns of the foregoing Persons.

“Fraud” means an act, committed by a party hereto, with intent to deceive another party hereto, or to induce such other party to enter into this Agreement and requires: (i) a false representation contained in Article 4 or Article 5 of this Agreement; (ii) with knowledge that such representation is false or the Person making such representation believes it is false; (iii) with an intention to induce the other Person to whom such representation is made to enter into this Agreement or otherwise act or refrain from acting in reliance upon it; (iv) causing that other Person, in reliance upon such false representation to enter into this Agreement or otherwise take or refrain from taking action; and (v) causing such other Person to suffer damage by reason of such reliance. For the avoidance of doubt, Fraud does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated by this Agreement for, constructive fraud or other claims based on constructive knowledge, negligence, recklessness, misrepresentation, equitable fraud, or similar theories.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums or breakage costs that become payable as a result of the consummation of the transactions contemplated by this Agreement) and liabilities arising under any of the following obligations of the Blocker Corp and any Group Company: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other instrument or debt security; (iii) obligations to pay the deferred purchase price of property or services, including earn-outs, seller notes, holdbacks, and direct financing leases or other unpaid purchase price obligations (but excluding any trade payables and accrued expenses arising in the ordinary course of business); (iv) leases that are required to be capitalized in accordance with the Accounting Principles (provided, that the obligations of ASC 842 as issued by the Financial Accounting Standards Board shall not apply to this clause (iv)); (v) direct or contingent obligations under any performance bond or letter of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, and similar instruments, or any bank overdrafts and similar charges (solely to the extent drawn); (vi) Accrued Income Taxes; (vii) obligations under any swap, hedging, or similar agreement or arrangement; (viii) (a) obligations for unpaid severance, (b) lease termination costs, equipment relocation costs, duplicate rent costs and inflight synergy and cost saving initiatives associated with consolidations and (c) accrued and unpaid bonuses; provided that, for the avoidance of doubt, the amounts of Funded Indebtedness under this clause (viii) will be recorded in accordance with the Accounting Principles, provided that in the case of subclause (c) the accrual of amounts due under the EBITDA bonus plan as of the Measurement Time shall be calculated on a pro rata basis using the Company’s reasonable estimate of full-year financial metrics that impact the EBITDA bonus plan; provided further that the aggregate amount of Funded Indebtedness under this clause (viii) shall not exceed $5,000,000; (ix) deferred lease incentives; (x) obligations in respect of unfunded or underfunded defined benefit pension plans, supplemental executive retirement plan obligations, or post-retirement benefits liabilities (including under similar, statutory retirement gratuity or allowance plans), including any of the foregoing liabilities relating to any Multiemployer Plan; provided that the aggregate amount of Funded Indebtedness under this clause (x) shall not exceed $3,500,000; (xi) unpaid liabilities owed by Blocker Corp or any Group Company to the Sellers or any of the Sellers’ post-Closing Affiliates (in each case (a) if and to the extent not included as a Current Liability in the calculation of Net Working Capital or as Seller Expenses and (b) excluding any liabilities or obligations relating to (A) employment or contracting, including salary, wages, bonuses, reimbursements or other similar payments or obligations, (B) the direct or indirect ownership of equity interests of the Company, (C) any payments arising in connection with the transactions contemplated by this Agreement and (D) commercial agreements or arrangements entered into on arms’ length terms in the ordinary course of the business of any Group Company); and (xii) guarantees directly or indirectly, in any manner, of the obligations described in clauses (i) through (xi) above of any other Person. Notwithstanding the foregoing, “Funded Indebtedness” shall not include (a) any indebtedness or obligations between any Group Company or Blocker Corp, on the one hand, and any other Group Company or Blocker Corp, on the other hand, (b) any letters of credit, bank overdrafts, performance bonds or similar bonds or charges, to the extent undrawn, (c) obligations under any leases that are not required to be capitalized in accordance with the Accounting Principles (provided, that the obligations of ASC 842 as issued by the Financial Accounting Standards Board shall not apply to this clause (c)), (d) deferred revenue or (e) amounts included as Seller Expenses or Net Working Capital.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation (as applicable) and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries and “Group Company” shall refer to each of the Company and its Subsidiaries.

“Group Company IP Rights” has the meaning set forth in Section 4.12(a).

“Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Guaranteed Obligations” has the meaning set forth in Section 12.1.

“Hazardous Material” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, odor, mineral or gas, in each case, whether naturally occurring or man-made, that (A) is classified as hazardous, acutely hazardous, toxic, a pollutant or a contaminant, or words of similar import or regulatory effect under Environmental Laws or (B) otherwise is regulated under Environmental Laws because it poses a material health risk to human health or a material threat to the environment or natural resources (including animals, plants or fish); and (ii) any petroleum or petroleum-derived products (including crude oil or any fraction thereof), radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, toxic mold, polychlorinated biphenyls, and per- and polyfluoroalkyl substances (including perfluorooctanoic acid and perfluorooctane sulfonate).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IMMEX Registration” means the registration granted by the Ministry of the Economy and secured under the Decree for the Promotion of the Manufacture, Maquiladora and Export Services Industry of Mexico.

“Income Taxes” means any Tax imposed on or determined with reference to gross or net income.

“Indemnified Party” has the meaning set forth in Section 6.20(a).

“Indemnifiable Environmental Conditions” has the meaning set forth in Section 6.20(a).

“Indemnification Claim Notice” has the meaning set forth in Section 6.20(d).

“Insurance Policy” has the meaning set forth in Section 4.14(a).

“Intellectual Property Rights” means any and all rights, arising out of, or associated with any of the following in any jurisdiction through the whole world: (i) patents, patent applications, (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing; (ii) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (iii) trademarks and service marks (and all registrations and applications therefor), brands, certification marks, logos, trade dress, trade names, together with all goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iv) copyrights and works of authorship, whether or not copyrightable (and all registrations and applications therefor); (v) statutory design rights, mask works; (vi) Internet domain names, whether or not trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not copyrights; (vii) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (viii) all other intellectual or industrial property and proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 6.12(e).

“Inventory” shall mean all inventory (including inventory “on the water” or otherwise in transit), finished goods, raw materials, work in progress, packaging, supplies, customer service parts and other inventories of the Group Companies.

“IP Agreements” has the meaning set forth in Section 4.12(d).

“IT Systems” means all Software and all computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned, or used by, the Group Companies.

“Labor Agreement” has the meaning set forth in Section 4.13(a).

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a)(ii).

“Leased Real Property” has the meaning set forth in Section 4.17(a).

“Letter of Transmittal” has the meaning set forth in Section 3.4(c).

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, hypothecation, lien (statutory or otherwise), right of first refusal, right of first offer, option, adverse claim or charge. For the avoidance of doubt, “Lien” shall not be deemed to include any license, option, or covenant of, or other contractual obligation with respect to, any Intellectual Property Rights that does not secure indebtedness.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated December 23, 2019.

“Management Services Agreement” means that certain Management Services Agreement dated as of December 23, 2019, by and between ECM Industries, LLC, a Delaware limited liability company, and Sentinel Capital Partners, L.L.C., a Delaware limited liability company, as amended from time to time.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Material Permits” has the meaning set forth in Section 4.9.

“Material Real Property Lease” has the meaning set forth in Section 4.17(a).

“Maquila Decree” has the meaning set forth in Section 4.9(e).

“Maquila Program” has the meaning set forth in Section 4.9(e).

“Measurement Time” means 12:01 a.m. EST on the Closing Date.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this agreement.

“Mergers” has the meaning set forth in the recitals.

“Ministry of the Economy” has the meaning set forth in Section 4.9(e).

“MLTN Standard” means a position in law and fact that has a more-likely-than-not or higher level of support.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the aggregate amount of current assets of the Group Companies and Blocker Corp, on a consolidated basis, as of the Measurement Time that are included in the line item categories of current assets specifically identified on the Example Statement of Net Working Capital, less the aggregate amount of current liabilities of the Group Companies and Blocker Corp, on a consolidated basis, as of the Measurement Time that are included in the line item categories of current liabilities specifically identified on the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication, and determined in accordance with the Accounting Principles. Notwithstanding the foregoing, Net Working Capital shall exclude (i) all Income Tax assets and liabilities, (ii) deferred Tax assets and liabilities, (iii) the Canada fire insurance receivable, (iv) deferred lease incentives and (v) any item taken into account in the calculation of Cash and Cash Equivalents, Funded Indebtedness or Seller Expenses. No actions taken by Purchaser, Blocker Purchaser, Blocker Corp, the Surviving Company or any of their Subsidiaries at or following the Closing shall be given effect for purposes of determining the Net Working Capital.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Working Capital or (ii) the amount by which Net Working Capital is less than the Target Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“New Plans” has the meaning set forth in Section 6.8(a).

“Non-U.S. Employee Plan” has the meaning set forth in Section 4.10(i).

“Non-Party Affiliates” has the meaning set forth in Section 11.17.

“Order” means any writ, judgment, injunction, order, ruling, decree, stipulation, award or executive order of or by any Governmental Entity.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Real Property” means all land, together with all buildings, owned by a Group Company.

“Parachute Payment Waivers” has the meaning set forth in Section 6.8(d)(ii).

“Pass-Through Tax Return” means a Tax Return filed by or with respect to a Group Company with respect to which the direct or indirect beneficial owner or owners of such Group Company are required to pay the related Tax or reflect on its or their Tax Returns the results of operation reflected on such Group Company’s Tax Return.

“Paying Agent” means JPMorgan Chase Bank, N.A., or its successor, in its capacity as payments administrator pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” means that certain paying agent agreement by and among Purchaser, Representative and the Paying Agent, substantially in the form attached hereto as Exhibit B, with such reasonable changes as requested by the Paying Agent.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) and other similar matters that do not materially interfere with the Group Companies’ present uses or occupancy of such real property or materially affect the title to any Owned Real Property, (d) Liens securing the obligations of the Group Companies with respect to Funded Indebtedness that will be released at or prior to the Closing, (e) Liens granted to any Financing Source at or prior to the Closing in connection with any Financing, (f) zoning, building codes and other land use Applicable Laws regulating the use or occupancy of real property or the activities conducted thereon that are presently not violated in any material respect, (g) matters that would be disclosed by an accurate survey or inspection of the real property that do not materially interfere with the Group Companies’ present uses or occupancy of such property or materially affect the title to any Owned Real Property, (h) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed (i) purchase money Liens and Liens securing rental payments under capital or finance lease arrangements, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar Applicable Laws, (k) Liens described on Schedule P-1 and (l) other Liens which do not materially and adversely affect the use or value of the underlying asset.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Pass-Through Tax Return” has the meaning set forth in Section 6.12(a).

“Pre-Closing Tax Period” means, with respect to any Group Company or Blocker Corp, any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Primary Recovery Sources” has the meaning set forth in Section 6.20(b).

“Privileged Communications” has the meaning set forth in Section 11.16(a).

“Product Liability Claim” shall mean any product liability or similar claim for injury to a Person or property which arises out of or is based upon any alleged breach of product warranty made by the seller of such product, or by reason of the alleged defect in the design or manufacture of a product, or packaging, labeling or warning of hazards of a product; provided, that, in each case, the product is a type of product that was manufactured, offered, sold, distributed by or on behalf of the Group Companies prior to the Effective Time.

“Proposed Allocation” has the meaning set forth in Section 3.7.

“Proposed Closing Date Calculations” has the meaning set forth in Section 3.5(a).

“Public Official” shall mean (i) any Person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any officer or employee of a domestic or foreign government or any department, agency, or instrumentality thereof, other than members of the reserve components of the United States Armed Forces; (iii) any Person acting in an official capacity for or on behalf of any corporation or other entity owned or controlled by any Governmental Entity; (iv) any officer or employee of any corporation or other entity owned or controlled by any Governmental Entity; or (v) any Person acting in an official capacity for or on behalf of any public international organization whose members are countries, governments of countries, and/or other public international organizations.

“Purchase Price” means (i) the Enterprise Value, plus (ii) the amount of the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Unpaid Seller Expenses.

“Purchase Price Dispute Notice” has the meaning set forth in Section 3.5(b).

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchasers” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser Parties” has the meaning set forth in introductory paragraph to this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated December 23, 2019, by and among ECM Investors, LLC, Sentinel ECM Investments, LLC and such other equityholders party thereto.

“Release” means any migrating, depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, or disposing of Hazardous Materials into the environment.

“Released Claims” has the meaning set forth in Section 9.2.

“Released Parties” has the meaning set forth in Section 9.2.

“Releasing Party” has the meaning set forth in Section 9.2.

“Remedial Actions” has the meaning set forth in Section 6.20(a).

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Representation and Warranty Policy” has the meaning set forth in Section 6.16.

“Representative” has the meaning set forth in Section 10.1(a).

“Representative Expense Amount” has the meaning set forth in Section 3.2(a)(iii).

“Required Payoff Amounts” has the meaning set forth in Section 7.2(d)(vi).

“Retention Agreements” has the meaning set forth in the recitals to this Agreement.

“SALT Election” means any election under applicable state or local Income Tax law made by or with respect to the Group Companies or the income of the Group Companies pursuant to which the Group Companies will incur or otherwise be liable for any state or local Income Tax liability under applicable state or local Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Group Companies had no such election been made (including any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Second Request” has the meaning set forth in Section 6.4(a).

“Section 280G” has the meaning set forth in Section 6.8(d)(i).

“Section 280G Payments” has the meaning set forth in Section 6.8(d)(i).

“Securityholders Agreement” means that certain Securityholders Agreement dated December 23, 2019, by and among ECM Investors, LLC, Sentinel ECM Investments, LLC, Sentinel Junior Capital I, L.P. and such other equityholders party thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Expenses” means, without duplication, the collective amount payable by the Group Companies, Blocker Corp or Representative for each of the following, to the extent incurred in connection with this Agreement, the Ancillary Documents and/or the transactions contemplated herein or therein: (i) the fees and expenses of Kirkland & Ellis LLP or any other attorneys, accountants, experts, consultants or other professional service providers; (ii) the fees and expenses of the Company Advisors or any other broker, finder or investment banker in connection with the transactions contemplated by this Agreement or otherwise relating to the sale or potential sale of the Company; (iii) any fees and expenses payable pursuant to the Management Services Agreement; (iv) any “single-trigger” sale, transaction, change of control or retention bonuses payable to current or former employees, directors or consultants of the Group Companies solely as a result of the consummation of the transactions contemplated hereunder (and not as a result of any actions taken by any Purchaser Party at any time or by the Group Companies after the Closing); (v) the employer portion of any associated payroll or similar Taxes related to any of the foregoing (whether or not payable upon or after the Closing Date); and (vi) the Sellers’ portion of Transfer Taxes contemplated by Section 6.2. Notwithstanding anything to the contrary contained herein, in no event shall Seller Expenses include any amounts (a) with respect to (w) fees and expenses associated with the engagement and retention of the Paying Agent, (x) the “tail” policy pursuant to and in accordance with Section 6.5(b), (y) filing fees under the HSR Act or any other any applicable foreign antitrust or competition laws or (z) Purchaser’s portion of any Transfer Taxes contemplated by Section 6.2 or (b) to the extent such amounts are included in the calculation of Net Working Capital.

“Sellers” shall mean, collectively, the Company Equityholders (other than Blocker Corp) and the Blocker Seller.

“Sentinel Investments” has the meaning set forth in the recitals to this Agreement.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, and all related specifications and documentation.

“Splitter” has the meaning set forth in the recitals to this Agreement.

“Straddle Pass-Through Tax Return” has the meaning set forth in Section 6.12(a).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Stockholders” has the meaning set forth in Section 6.8(d)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, 50% or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), 50% or more of the partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own 50% or more of the ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated 50% or more of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement” has the meaning set forth in the recitals.

“Surviving Blocker Corp” has the meaning set forth in Section 2.2(b).

“Surviving Company” has the meaning set forth in Section 2.2(b).

“Target Working Capital” means $146,386,000.

“Tax” or “Taxes” means: (i) any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative or add-on minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, real property gains, capital stock, social security (or similar), production, ad valorem, registration, profits, license, lease, service, service use, withholding, payroll, severance, environmental, occupation, premium, windfall profits, disability, employment, unemployment or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Governmental Entity or with respect to the filing, obligation to file or failure to file any Tax Return, including any interest, penalties or additions to tax in respect of the foregoing and any interest in respect of such penalties or additions whether disputed or not.

“Tax Closing Agreement” has the meaning set forth in Section 4.15(t).

“Tax Contest” has the meaning set forth in Section 6.14.

“Tax Return” means any return, declaration, report, statement, or form (including any schedule or attachment thereto or amendment thereof) filed or required to be filed with a Governmental Entity with respect to any Taxes.

“Tax Ruling” has the meaning set forth in Section 4.15(t).

“Top Customer” means a customer who, based on the aggregate revenue of the Group Companies for the twelve month period ending August 31, 2022, was one of the ten (10) largest sources of revenue for the Group Companies.

“Top Supplier” means a supplier or vendor who, based on aggregate expenditures by the Group Companies for the twelve month period ending August 31, 2022, was one of the ten (10) largest recipients of expenditures by the Group Companies.

“Trade Secrets” has the meaning set forth in Section 1.1.

“Transaction Tax Deductions” means the all items of losses, deductions or credits, to the extent deductible for Tax purposes and without duplication, resulting from, or attributable to any payment to be made by any Group Company or the Blocker Corp in connection with the transactions contemplated by this Agreement (to the extent included in Seller Expenses or otherwise economically borne by the Sellers), including: (a) the Seller Expenses (regardless of whether such items remain unpaid as of Closing); and (b) the repayment of Funded Indebtedness at Closing or as otherwise contemplated by this Agreement (including any amounts treated as interest for U.S. federal Income Tax purposes and including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof); provided that the Parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success-based fees (including, for the avoidance of doubt, the items described in clauses (ii) and (iii) of Seller Expenses which the parties agree are deductible in Pre-Closing Tax Periods at a MLTN level of support).

“Transfer Taxes” has the meaning set forth in Section 6.2.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Union” has the meaning set forth in Section 4.13(a).

“Unpaid Seller Expenses” means the amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

“VAT Certification” means the certification granted by the Mexican Tax Administration Service in accordance with chapter 7 of the Foreign Trade General Rules of Mexico.

“WARN Act” has the meaning set forth in Section 4.13(f).

“Written Consent” has the meaning set forth in the recitals.

Article 2
CLOSING; MERGERS

Section 2.1              Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York time, on the third (3rd) Business Day after the satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions on the Closing Date or waiver by the party entitled to waive such conditions), remotely by electronic exchange of applicable documents and deliverables (including electronic or .pdf signature pages), unless another time, date or place is agreed to in writing by the parties hereto. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.2              The Reorganization and Mergers.

(a)              Prior to the Closing, the Company and Blocker Corp, in each case on the terms and subject to the conditions of this Agreement, shall cause the consummation of the Reorganization, and the parties hereto acknowledge and agree that the Company and Blocker Corp shall, and shall cause their applicable Affiliates to, engage in one or more transactions in order to give effect thereto.

(b)             Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and DGCL, as applicable, (i) immediately following the Reorganization, at the Blocker Effective Time, Blocker Merger Sub shall be merged with and into Blocker Corp and the separate existence of Blocker Merger Sub shall cease, and Blocker Corp shall continue as the surviving company of the Blocker Merger (the “Surviving Blocker Corp”) and shall succeed to and assume all the rights and obligations of Blocker Merger Sub in accordance with the DGCL, and (ii) immediately following the Blocker Merger, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA.

Section 2.3              Effective Time; Effects of the Merger. At the Closing, (i) Blocker Corp and Blocker Merger Sub shall file a certificate of merger (the “Blocker Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Blocker Merger and (ii) the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DLLCA in connection with the Merger. The Blocker Merger shall become effective at such time (the “Blocker Effective Time”) as the Blocker Certificate of Merger is duly filed with, and accepted by, the Delaware Secretary of State and the Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with, and accepted by, the Delaware Secretary of State. The Mergers shall have the effects set forth in the applicable provisions of the DLLCA or DGCL, as applicable. Without limiting the generality of the foregoing or anything else in this Article 2, and subject hereto, (A) at the Blocker Effective Time, all the property, rights, privileges, powers and franchises of Blocker Corp and Blocker Merger Sub shall vest in the Surviving Blocker Corp, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Blocker Corp and Blocker Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Blocker Corp and (B) at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 2.4              Organizational Documents.

(a)             From and after the Blocker Effective Time, (i) the certificate of incorporation of Blocker Merger Sub in effect immediately prior to the Blocker Effective Time shall be the certificate of incorporation of the Surviving Blocker Corp and (ii) the bylaws of Blocker Merger Sub in effect immediately prior to the Blocker Effective Time shall be the bylaws of the Surviving Blocker Corp, in each case, until thereafter amended in accordance therewith and with Applicable Law (subject, in each case, to Section 6.5).

(b)            From and after the Effective Time, (i) the certificate of formation of the Company in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company and (ii) the amended and restated limited liability company agreement of the Company entered into at the Closing by Purchaser and the Blocker Corp or otherwise as determined by Purchaser in its discretion shall be the limited liability company agreement of the Surviving Company, in each case, until thereafter amended in accordance therewith and with Applicable Law (subject, in each case, to Section 6.5).

Section 2.5              Directors, Managers and Officers.

(a)              From and after the Blocker Effective Time, (i) the directors of Blocker Merger Sub immediately prior to the Blocker Effective Time shall be the directors of the Surviving Blocker Corp, and (ii) the officers of Blocker Merger Sub immediately prior to the Blocker Effective Time shall be the officers of the Surviving Blocker Corp, in each case, until their respective successors are duly elected or appointed and qualified in accordance with the Governing Documents of Blocker Corp and Applicable Law.

(b)              From and after the Effective Time, (i) the managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company, and (ii) the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until their respective successors are duly elected or appointed and qualified in accordance with the limited liability company agreement of the Company and Applicable Law.

Section 2.6             Effect on Blocker Corp Stock.

(a)              Conversion of Blocker Merger Sub Shares. At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any party or any other Person, each share of common stock, par value $0.00001 per share, of Blocker Merger Sub issued and outstanding immediately prior to the Blocker Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Blocker Corp and shall constitute the sole capital stock of the Surviving Blocker Corp as of immediately following the Blocker Effective Time.

(b)              Conversion of Blocker Corp Shares. At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any party or any other Person, all shares of capital stock of Blocker Corp outstanding immediately prior to the Blocker Effective Time shall be converted into the right of the Blocker Seller to receive its portion of the Purchase Price and any Deferred Payments, in each case, determined as provided in Section 3.4.

(c)                Cancellation of Converted Stock. As of the Blocker Effective Time, each share of capital stock of each of Blocker Corp or Blocker Merger Sub that is converted pursuant to Section 2.6(a) or 2.6(b), as applicable, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right of the holders thereof to receive the applicable portion of the Purchase Price, capital stock of the Surviving Blocker Corp or other consideration as expressly provided herein.

Section 2.7              Effect on Company Units.

(a)                Conversion of Merger Sub Units. At the Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person, the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) limited liability company interest in the Surviving Company and shall constitute the sole limited liability company interest of the Surviving Company as of immediately following the Effective Time (other than the Company Units owned by Blocker Corp as of immediately prior to the Effective Time).

(b)                Conversion of Company Units. The Company Units outstanding immediately prior to the Effective Time (other than the Company Units owned by Blocker Corp as of immediately prior to the Effective Time) shall be converted into the right of the Company Equityholder holding such Company Units at such time to receive such Company Equityholder’s portion of the Purchase Price and any Deferred Payments, in each case, determined as provided in Section 3.4.

(c)                Cancellation of Converted Units. As of the Effective Time, each Company Unit or limited liability company interest of Merger Sub that is converted pursuant to Section 2.7(a) or 2.7(b), as applicable, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right of the holders thereof to receive the applicable portion of the Purchase Price, membership interests in the Surviving Company or other consideration as expressly provided herein.

Article 3
PURCHASE PRICE

Section 3.1              Estimated Purchase Price. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth (i) its good faith estimate of the Purchase Price (the “Estimated Purchase Price”) in respect of which the Company shall (A) use the Enterprise Value and (B) estimate (1) the amount of Closing Date Funded Indebtedness, (2) the amount of Unpaid Seller Expenses, (3) the amount of Cash and Cash Equivalents and (4) the Net Working Capital and the resulting calculation of the Net Working Capital Adjustment. To the extent reasonably requested by Purchaser, the Company will make available to Purchaser and its auditors and advisors all material records and work papers used in preparing the statement setting forth the Estimated Purchase Price; provided that any information provided pursuant hereto shall be subject to the confidentiality and non-use obligations of Section 6.3. The Company shall review any comments proposed by Purchaser with respect to the Estimated Closing Statement, and will consider, in good faith, any appropriate changes, it being understood that Purchaser shall have no approval rights with respect to the estimates or calculation therein; provided, that in case of any disagreement between the parties hereto, in no case shall such disagreement delay the Closing and the Company’s estimates and calculations set forth in the Estimated Closing Statement shall control. The Company’s acceptance or rejection of any of Purchaser’s suggested changes, if any, shall be without prejudice to the right of Purchaser to raise any disputed matter in respect of the calculation of the final Purchase Price pursuant to Section 3.5.

Section 3.2              Closing Payments.

(a)                At the Closing, Purchaser shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the following amounts as set forth below:

(i)                 $10,000,000 (such amount, the “Escrow Amount”), to be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among Purchaser, Representative and JPMorgan Chase Bank, National Association (the “Escrow Agent”), and (y) substantially in the form of Exhibit C attached hereto with such reasonable changes as requested by the Escrow Agent;

(ii)               $4,000,000 (such amount, the “Environmental Escrow Amount”), to be deposited into an escrow account (the “Environmental Escrow Account”), which shall be established pursuant to the Escrow Agreement;

(iii)             $1,000,000 (such amount, the “Representative Expense Amount”), to be deposited into an account designated by the Representative, for purposes of satisfying costs, expenses and/or liabilities incurred in its capacity as the Representative and otherwise in accordance with this Agreement;

(iv)              an amount equal to (A) the Estimated Purchase Price, minus (B) the Escrow Amount, minus (C) the Environmental Escrow Amount, minus (D) the Representative Expense Amount (the resulting amount, the “Closing Date Payment”), to be deposited into an account designated by the Paying Agent (on behalf of and for further distribution to the Sellers in accordance with Section 3.4);

(v)                on behalf of the Group Companies, the entire amount of the Closing Date Funded Indebtedness of the type referred to in clauses (i) and (ii) of the definition of Funded Indebtedness in the amounts and pursuant to wire instructions set forth in the applicable payoff letters; and

(vi)              on behalf of the Group Companies, the entire amount of the Unpaid Seller Expenses in the amounts set forth in the Estimated Closing Statement pursuant to wire instructions provided to Purchaser by Representative prior to the Closing; provided, that to the extent any Unpaid Seller Expenses to be paid represent compensatory payments owed to any current or former employees of the Group Companies, the amount of such compensatory payments shall be paid by Purchaser at the Closing to the Company for the Surviving Company to thereafter make such payments to such employees through the applicable Group Company’s payroll so that such payments are made in compliance with all applicable withholding requirements by no later than the earlier of (x) the then next scheduled payment of wages through the applicable Group Company’s payroll and (y) five (5) Business Days following the Closing.

Section 3.3              Deferred Payments. From time to time from and after the Closing Date, each Seller shall be entitled to receive its applicable portion (determined as provided in Section 3.4(a)), if any, of (a) the Representative Expense Amount, (b) the Escrow Funds, (c) the Environmental Escrow Funds and (d) any positive amount of the Actual Adjustment (collectively, such amounts described in clauses (a), (b), (c) and (d), the “Deferred Payments”), (i) in the case of the Representative Expense Amount, to the extent such amounts are distributed to the Sellers (or to the Paying Agent for further distribution to the Sellers) in accordance with this Agreement, (ii) in the case of the Escrow Funds and Environmental Escrow Funds, to the extent such funds are released by the Escrow Agent to the Sellers (or to the Paying Agent for further distribution to the Sellers) pursuant to and in accordance with the terms of the Escrow Agreement and (iii) in the case of any positive amount of the Actual Adjustment, to the extent such amount becomes due and payable by Purchaser in accordance with Section 3.6(a).

Section 3.4              Payments to Sellers; Exchange Documents.

(a)                Notwithstanding any amendment, restatement or other modification thereof, payments to the Sellers pursuant to this Agreement (including the Closing Date Payment and any Deferred Payment, and including pursuant to the Merger and the Blocker Merger) shall be allocated among the Sellers in accordance with the distribution provisions contained in Section 7.2 of the LLC Agreement, as in effect immediately prior to the Closing based on the Sellers’ ownership of Company Units as of immediately prior to the Closing (provided that (1) payments made to the Blocker Seller shall, subject to the following clause (2), be made to the Blocker Seller based on the Company Units held by Blocker Corp as of immediately prior to the Closing, and (2) the Representative shall be entitled to allocate to Sentinel ECM Investments, LLC, a portion of the consideration that would otherwise be paid to the Blocker Seller hereunder), which Purchaser agrees, and Representative agrees to cause Sentinel ECM Investments, LLC and Blocker Seller, to treat for Tax purposes as an adjustment to the allocation of the Purchase Price as between Blocker Seller and Sentinel ECM Investments, LLC.

(b)                At least three (3) Business Days prior to the Closing, the Representative shall deliver to the Paying Agent and the Purchaser an allocation schedule (an “Allocation Schedule”), substantially in the form attached hereto as Exhibit G, which shall set forth the portion of the Closing Date Payment payable to each Seller, as determined by the Representative in accordance with Section 3.4(a), and such other information as is required by the Paying Agent. If at any time any Deferred Payments are payable to the Sellers, the Representative shall provide the Paying Agent with an additional allocation schedule (also an “Allocation Schedule”) which shall set forth the portion of the applicable Deferred Payment payable to each Seller, as determined by the Representative in accordance with Section 3.4(a), and such other information as is required by the Paying Agent; provided that with respect to any such Allocation Schedule delivered following the Closing, Purchaser and the Company shall cooperate in good faith with the Representative in respect of the preparation thereof. With respect to Deferred Payments, the Representative shall have the right to instruct the Paying Agent to hold any such amounts for purposes of combining such amounts with expected future Deferred Payments and limiting the number of distributions. Purchaser shall be entitled to rely on the Allocation Schedule, without any requirement to independently verify the accuracy thereof, and none of Purchaser, Surviving Company or Surviving Blocker Corp shall have any liability to the Sellers with respect to the calculations set forth in the Allocation Schedule or any payments made by Purchasers based thereon that are made in accordance therewith.

(c)                The Company shall (or the Company will direct the Representative to cause the Paying Agent to) use reasonable efforts to, no later than five (5) Business Days prior to the Closing, send to each Company Equityholder (other than Blocker Corp) (i) a letter of transmittal and instructions substantially in the form of Exhibit D hereto (a “Letter of Transmittal”) for use in connection with the payment of the applicable portion of the Closing Date Payment and any Deferred Payments to such Company Equityholders hereunder and (ii) and any other documents (including tax forms) that the Paying Agent may reasonably require in connection therewith (collectively, the “Exchange Documents”). Upon receipt by the Paying Agent of duly executed Exchange Documents from a Company Equityholder (other than Blocker Corp), such Company Equityholder shall be entitled to receive such Company Equityholder’s portion of the Closing Date Payment and all Deferred Payments pursuant to Section 2.7(b) and, with respect to the Deferred Payments, Section 3.3. If the Exchange Documents are received by the Paying Agent from a Company Equityholder (other than Blocker Corp) at least two (2) Business Days prior to the Closing Date, such Company Equityholder shall be entitled to receive his, her or its portion of (A) the Closing Date Payment on the Closing Date and (B) all Deferred Payments that become payable when payable in accordance with this Agreement. If duly executed Exchange Documents are received by the Paying Agent from a Company Equityholder (other than Blocker Corp) on a date that is after two (2) Business Days prior to the Closing Date, such Company Equityholder shall be entitled to receive his, her or its portion of (x) the Closing Date Payment within three (3) Business Days after the date such Exchange Documents were received by the Paying Agent and (y) all Deferred Payments that become payable thereafter when payable in accordance with this Agreement; provided, that, if any Deferred Payments became payable in accordance with this Agreement on a date that is prior to the date that such Exchange Documents were received by the Paying Agent, then such Company Equityholder shall be entitled to receive his, her or its portion of all such Deferred Payments within three (3) Business Days after the date such Exchange Documents were received by the Paying Agent. For the avoidance of doubt, the Blocker Seller shall not be required to submit a Letter of Transmittal, and the Blocker Seller shall be entitled to its portion of the Closing Date Payment on the Closing Date and of all Deferred Payments that become payable when payable in accordance with this Agreement without any further action.

(d)                If the Exchange Documents are not delivered prior to the date that is one (1) year after the Closing Date, the related unclaimed portion of the Closing Date Payment shall, to the extent permitted by Applicable Law, be paid by the Paying Agent to the Surviving Company and may be comingled with the general funds of the Surviving Company, and the applicable Company Equityholders who have not theretofore delivered the Exchange Documents shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Applicable Laws) for payment of their claims in the form and amounts to which such Company Equityholders are entitled.

(e)                Notwithstanding anything to the contrary contained herein, with respect to any portion of the Closing Date Payment or Deferred Payments that would be payable to a Seller to the extent that it is compensatory in nature, such amount will be paid to the Company or the Surviving Company, and the Surviving Company (or other applicable Group Company) shall make such payment to such Seller through the Group Company’s payroll so that such payment is made in compliance with all applicable withholding requirements by no later than the then next scheduled payment of wages after the Company’s receipt of such funds.

Section 3.5              Determination of Final Purchase Price.

(a)                As soon as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Representative proposed calculations of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Seller Expenses and (E) based on the foregoing items, the Purchase Price (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”). If Purchaser fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then, at the election of the Representative in its sole discretion, either (i) the Actual Adjustment shall be deemed to equal zero or (ii) the Representative may retain (at the expense of Purchaser) a nationally recognized independent accounting firm to review the Group Companies’ books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 3.5, and the determination of such accounting firm shall be conclusive and binding on the parties hereto; provided, however, that the Representative reserves any and all other rights granted to it in this Agreement.

(b)                If the Representative does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Purchaser within forty-five (45) days of receiving the Proposed Closing Date Calculations, the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses, and the Purchase Price, in each case, for purposes of determining the Actual Adjustment; provided, however, that in the event that Purchaser does not provide any materials reasonably requested by the Representative within five (5) days of request therefor (or such shorter period as may remain in such forty-five (45) day period), such forty-five (45) day period shall be extended by one (1) day for each additional day required for Purchaser to fully respond to such request. Prior to the end of such forty-five (45) day period (or such longer period as may be extended in accordance with this paragraph), the Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Purchaser, in which case the Purchase Price will be finally determined when such notice is given. If the Representative delivers a Purchase Price Dispute Notice to Purchaser within such forty-five (45) day period (or such longer period as may be extended in accordance with this paragraph), Purchaser and the Representative shall use commercially reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date Purchaser receives the Purchase Price Dispute Notice from the Representative. Any item set forth in the Proposed Closing Date Calculations and not objected to in the Purchase Price Dispute Notice shall be final and binding on the parties hereto. If the Representative and Purchaser do not agree upon a final resolution with respect to any disputed items within such thirty (30) day period, then, at any time after such period ends, at the election of either the Representative or Purchaser, the remaining items in dispute (the “Dispute Items”) shall be submitted immediately to the dispute resolution group of a nationally-recognized, independent accounting firm reasonably acceptable to Purchaser and the Representative (such accounting firm, the “Accounting Firm”). The Accounting Firm shall be instructed, and Purchaser and the Representative shall use commercially reasonable efforts to cause the Accounting Firm, to render a determination of the Dispute Items within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.

(c)                Within fifteen (15) days after the engagement of the Accounting Firm, the Representative and Purchaser shall each present their respective positions with respect to the Dispute Items in the form of a written report submitted to the Accounting Firm, a copy of which shall be delivered to the other party hereto, and within five (5) Business Days after receipt of such reports, the Representative and Purchaser shall each be permitted to submit a written response to the other party’s report to the Accounting Firm, a copy of which shall be delivered to the other party hereto. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed with the Accounting Firm in connection with the resolution of the Dispute Items; provided that, at the Accounting Firm’s request, or as mutually agreed by the Representative and Purchaser, the Representative and Purchaser may meet with the Accounting Firm so long as representatives of both the Representative and Purchaser are present. The Accounting Firm shall be instructed to not make determinations on any items other than Dispute Items (provided, that if the resolution of a Dispute Item requires a change to a previously resolved item in accordance with this Agreement and the definitions herein, then such resolved item shall be updated accordingly) and the Accounting Firm’s determination shall be instructed to be based solely on the written reports and the written responses submitted to the Accounting Firm by the Representative and Purchaser as provided herein, oral submissions by the Representative and Purchaser at meetings held in compliance with the prior sentence, and on the definitions and other applicable terms of this Agreement (i.e., not on independent review); provided that, in resolving a Dispute Item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case claimed by Purchaser or the Representative in the written reports presented to the Accounting Firm (which such values submitted by a party shall not be more favorable to such party than the values set forth in the Proposed Closing Date Calculations or the Purchase Price Dispute Notice, as applicable). The Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the parties hereto, absent fraud or manifest error, and any party may seek to enforce such decision in a court of competent jurisdiction.

(d)                The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Representative and Purchaser, and any associated engagement fees shall be initially borne 50% by the Representative (on behalf of the Sellers) and 50% by Purchaser; provided that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between the Representative (on behalf of the Sellers) and Purchaser in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3.5 and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(e)                Purchaser shall, and shall cause each Group Company to, make its financial records, personnel and accountants, and the working papers of Purchaser’s accountants, available to the Representative and its accountants and other representatives at reasonable times at any time during the period beginning upon the delivery of the Proposed Closing Date Calculations and ending upon the Determination Date.

Section 3.6              Payment of Actual Adjustment.

(a)                If the Actual Adjustment is a positive amount or zero, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 3.5 (the “Determination Date”), (i) Purchaser shall pay, or cause to be paid, in cash by wire transfer or delivery of immediately available funds, to the Paying Agent an amount equal to the Actual Adjustment and (ii) Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver all of the Escrow Funds to the Paying Agent, in each case, for further distribution by the Paying Agent to each Seller of his, her or its portion of such amounts (as determined pursuant to Section 3.4 and as set forth on the applicable Allocation Schedule).

(b)                If the Actual Adjustment is a negative amount, then within three (3) Business Days after the Determination Date, Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) deliver to Purchaser from the Escrow Funds an amount equal to the absolute value of the Actual Adjustment (to the extent the Escrow Funds are sufficient) and (ii) deliver all of the Escrow Funds remaining after the delivery contemplated by clause (i) (if any) to the Paying Agent for further distribution to each Seller of his, her or its portion of such amount (as determined pursuant to Section 3.4 and as set forth on the applicable Allocation Schedule).

(c)                If the Paying Agent has not received a Company Equityholder’s Exchange Documents prior to the Determination Date, then any amount payable to such Company Equityholder pursuant to Section 3.6(a) or Section 3.6(b) shall be paid within three (3) Business Days after the Paying Agent’s receipt of such Exchange Documents.

(d)                For the avoidance of doubt, recovery from the Escrow Account shall be the sole and exclusive remedy available to the Purchasers, the Surviving Company, the Surviving Blocker Corp and their Affiliates with respect to any negative Actual Adjustment and no Seller or any of such Seller’s Affiliates shall have any liability or obligation under this Article 3 or otherwise for any portion of the Actual Adjustment in excess of the amount of the then-remaining Escrow Funds.

(e)                Any amounts which become payable pursuant to this Section 3.6 will constitute an adjustment to the Purchase Price for all purposes.

Section 3.7              Purchase Price Allocation. The portion of the Purchase Price attributable to the Purchaser’s acquisition of Company Units (and other relevant items that are treated for Tax purposes as part of the consideration paid for such units, including any liabilities) shall be allocated among the assets of the Group Companies in accordance with Sections 734, 743, 751, 755 and 1060 of the Code and the Treasury Regulations thereunder and in a manner consistent with the methodology set forth on Exhibit E (such allocation, the “Asset Allocation”). No later than ninety (90) calendar days after the Determination Date, the Purchaser shall prepare and deliver to the Representative a proposed allocation of the Purchase Price (i) between the shares of Blocker Corp and the Company Units and (ii) the Asset Allocation (the “Proposed Allocation”). The Representative shall, within thirty (30) calendar days following receipt of the Proposed Allocation, provide Purchaser with written notice stating in reasonable detail any objection to the Proposed Allocation and proposing an alternative allocation for Tax purposes. Purchaser and the Representative shall cooperate in good faith to resolve any disputed items relating to the Proposed Allocation. If Purchaser and the Representative are unable to resolve any such disputes on or prior to the fifteenth (15th) calendar day after the Representative timely delivers written notice of an objection to the Proposed Allocation to Purchaser (together with a proposed alternative allocation), then Purchaser and the Representative shall retain the Accounting Firm to, acting as an expert and not as an arbitrator, resolve the remaining disputed items as soon as practicable and in any event within thirty (30) calendar days of such retention. The Accounting Firm shall deliver to Purchaser and the Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on the information provided to the Accounting Firm by Purchaser and the Representative) of the disputed items in the Proposed Allocation. All decisions of the Accounting Firm shall be final and nonappealable absent fraud or manifest error, and the Proposed Allocation shall be revised if and to the extent necessary to reflect the determination of the Accounting Firm (such allocation, as finally determined, the “Final Allocation”). The fees and expenses of the Accounting Firm shall be borne 50% by the Representative (on behalf of the Sellers), on the one hand, and 50% by Purchaser, on the other hand. Any adjustments to the Purchase Price (or other relevant items) attributable to the Purchaser’s acquisition of Company Units occurring thereafter shall be allocated in a manner consistent with the Final Allocation. Each of the Sellers, Purchasers, Blocker Corp and the Group Companies agree to file (and cause their Affiliates to file) their respective Tax Returns in a manner consistent with the Final Allocation; provided that nothing in this Section 3.7 shall be construed so as to prevent any such party from settling, or require any such party to commence or participate in any litigation or administrative process challenging, any determination by a Governmental Entity that is based upon or arising out of the Final Allocation.

Section 3.8              Withholding Taxes. The Purchaser, Surviving Company and Paying Agent shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration that is payable or otherwise deliverable to any Seller pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Applicable Law. To the extent such amounts are properly deducted and withheld and duly paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If the Surviving Company determines that it is required to deduct or withhold (other than (i) as a result of a Seller’s failure to deliver a Form W-9 described in Section 7.2(d)(v) or as a result of the Blocker Corp’s failure to deliver the certificate described in Section 7.2(d)(v), or (ii) any deduction or withholding related to payroll Taxes (other than any such deduction or withholding related to payroll Taxes that are attributable to Purchase Price payments made to a Seller in respect of such Seller’s Company Units)), the Surviving Company shall use its commercially reasonable efforts to provide Sellers with written notice of its intention to deduct or withhold at least five (5) Business Days prior to the withholding date and shall cooperate in good faith with any reasonable request by Sellers to mitigate or eliminate any such requirement, to the extent permitted by Applicable Law. The Purchaser shall cooperate in good faith with any applicable Seller to mitigate withholding required by Section 1446(f), to the extent permitted by Applicable Law.

Section 3.9              Paying Agent. Within a reasonable period after the date of this Agreement (but in any case, prior to the Effective Time), Purchaser and the Representative shall jointly engage the Paying Agent pursuant to the Paying Agent Agreement as a paying agent hereunder. Purchaser shall pay all of the fees and expenses associated with the engagement and retention of the Paying Agent. No interest will be paid or accrued on the applicable portion of the consideration or any other amount payable hereunder.

Article 4
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES AND BLOCKER CORP

Each of the Company and Blocker Corp hereby severally, and not jointly, represents and warrants to the Purchaser Parties (as applicable) as follows (provided that all representations and warranties made with respect to one or more of the Group Companies are made solely by the Company and all representations and warranties made with respect to Blocker Corp are made solely by Blocker Corp):

Section 4.1              Organization and Qualification.

(a)                Each Group Company is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has the requisite power and authority to carry on its business as presently being conducted and to own, lease and operate its properties and assets, except where the failure to have such power or authority would not have a material adverse effect on the Group Companies taken as a whole. Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b)                Blocker Corp is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its jurisdiction of incorporation. Blocker Corp has the requisite power and authority to carry on its business as presently being conducted and to own, lease and operate its properties and assets, except where the failure to have such power or authority would not have a material adverse effect on the Group Companies taken as a whole. Blocker Corp is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c)                The Company has made available to the Purchaser an accurate and complete copy of each of its Governing Documents, in each case, as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of their respective Governing Documents in any material respect.

(d)                Blocker Corp has made available to the Purchaser an accurate and complete copy of each Governing Document of Blocker Corp, in each case, as in effect as of the date of this Agreement. Blocker Corp is not in violation of any provisions of any of its Governing Documents in any material respect.

(e)                The Company has made available to the Purchaser an accurate and complete copy of each Governing Document of each of its direct and indirect Subsidiaries, in each case, as in effect as of the date of this Agreement. No such Subsidiary is in violation of any of the provisions of their respective Governing Documents in any material respect.

Section 4.2              Capitalization.

(a)                Schedule 4.2(a) sets forth the aggregate outstanding equity interests of the Company, including the name of each owner and the number and type of Company Units owned. All of the issued and outstanding Company Units are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.2(a), there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company or phantom equity securities of the Company, (iii) options, warrants or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company or phantom equity securities of the Company or (iv) phantom equity securities of the Company.

(b)                The outstanding equity interests of Blocker Corp consists of 100 issued and outstanding shares of Blocker Stock all of which are owned by the Blocker Seller free and clear of any Liens other than those arising under applicable securities laws. All of the issued and outstanding shares of Blocker Stock are duly authorized, validly issued, fully paid and non-assessable. Except for the shares of Blocker Stock owned by the Blocker Seller, there are no outstanding (i) equity securities of Blocker Corp, (ii) securities of Blocker Corp convertible into or exchangeable for equity securities of Blocker Corp or phantom equity securities of Blocker Corp, (iii) options, warrants or other rights to acquire from Blocker Corp any equity securities or securities convertible into or exchangeable for equity securities of Blocker Corp or (iv) phantom equity securities of Blocker Corp.

(c)                Except as set forth on Schedule 4.2(c), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, or any option, warrant or other right to acquire, at any time, any equity or similar interest in, any Person. Schedule 4.2(c) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and number and type of outstanding equity securities owned by each Group Company, with respect to each Person of which such Group Company owns any equity or equity related securities. Except as set forth on Schedule 4.2(c), there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) equity securities of any Subsidiary of the Company convertible into or exchangeable for equity securities of any Subsidiary of the Company or phantom equity securities of any Subsidiary of the Company, (iii) options, warrants or other rights to acquire from any Subsidiary of the Company, any equity securities or securities convertible into or exchangeable for equity securities of any Subsidiary of the Company or phantom equity securities of any Subsidiary of the Company or (iv) phantom equity securities of any Subsidiary of the Company.

(d)                All outstanding equity securities of each Subsidiary of the Company are duly authorized, validly issued, and fully paid and non-assessable, and are owned, beneficially and of record, by another Group Company and are not subject to any Liens, other than those existing in favor of the Group Companies’ lenders, which will be released at Closing, and those arising under applicable securities laws.

(e)                As of immediately prior to the Closing, following the Reorganization, Blocker Corp will have good and marketable title to the Company Units held by Blocker Corp as of such time free and clear of all Liens, other than those arising under securities laws and Governing Documents. Except for the Company Units which will be owned by Blocker Corp following the Reorganization, as of immediately prior to the Closing, Blocker Corp will not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

(f)                 All of the issued and outstanding shares of Blocker Stock and Company Units have not been issued in violation of any Contract, and are not subject to, or in violation of, any preemptive or similar rights of any Person.

Section 4.3              Authority; Execution; Enforceability.

(a)                The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which the Company is a party and, subject to receiving the Written Consent, to consummate the transactions contemplated hereby and thereby. Subject to receiving the Written Consent, the execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of the Company.

(b)                The Blocker Corp has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which Blocker Corp is a party and, subject to receiving the Blocker Written Consent, to consummate the transactions contemplated hereby and thereby. Subject to receiving the Blocker Written Consent, the execution and delivery of this Agreement and each of the Ancillary Documents to which Blocker Corp is a party and the performance by Blocker Corp of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Blocker Corp.

(c)                This Agreement has been (and each of the Ancillary Documents to which the Company will be a party will be at or prior to the Closing) duly executed and delivered by the Company constitutes (or, in the case of the Ancillary Documents, will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (the “Enforceability Exceptions”).

(d)                This Agreement has been (and each of the Ancillary Documents to which Blocker Corp will be a party will be at or prior to the Closing) duly executed and delivered by Blocker Corp constitutes (or, in the case of the Ancillary Documents, will constitute when executed) a valid, legal and binding agreement of Blocker Corp (assuming that this Agreement has been and the Ancillary Documents to which Blocker Corp is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Blocker Corp in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.4              Financial Statements; Undisclosed Liabilities.

(a)                Attached hereto as Schedule 4.4 are the following financial statements (such financial statements, the “Financial Statements”):

(i)                 the audited consolidated balance sheet of ECMI Holdings, LLC and its Subsidiaries as of August 31, 2022 and as of August 31, 2021, and the related audited statements of operations, comprehensive income, changes in members’ capital and cash flows for the fiscal years of the Company then ended; and

(ii)               the unaudited consolidated balance sheet of ECMI Holdings, LLC and its Subsidiaries as of January 31, 2023 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations for the five-month period then ended.

(b)                Except as set forth on Schedule 4.4, (i) the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments and (ii) the Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments). Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies maintain systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There has been no material complaint, allegation, assertion or claim that the Group Companies have engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(c)                As of the date of this Agreement, the Group Companies do not have any material liability, indebtedness or obligation of or claim against any Group Company, whether or not required to be reflected or adequately reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, indebtedness and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the Latest Balance Sheet in the ordinary course of the operation of business of the Group Companies (none of which include liabilities arising from breach of contract, tort, infringement or violation of law and none of which would reasonably be expected to be material to the Group Companies as a whole), (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) disclosed in the schedules hereto, or (v) pursuant to any Contract to which any Group Company is a party in the ordinary course of business (not including liabilities arising from breach of contract, tort, infringement or violation of law).

(d)                All Inventory, whether or not reflected in the Latest Balance Sheet, was acquired and has been maintained by the Group Companies in the ordinary course of business, consistent with past practice. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Group Companies free and clear of all Liens (other than Permitted Liens), and, except as set forth on Section 4.4(d), no Inventory is held on a consignment basis.

(e)                The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions for the sale of goods or performance of services by the Group Companies in the ordinary course of business consistent with past practice; and (ii) constitute only valid, undisputed claims of the Group Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 4.5              Consents and Approvals; No Violations. Except as set forth on Schedule 4.5, assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Blocker Corp or any Group Company of this Agreement or the Ancillary Documents to which the Company or any Group Company is a party or the consummation by Blocker Corp or the Company of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger and the Blocker Certificate of Merger with the Secretary of State of Delaware, (iii) those that may be specific to any Purchaser Party (as opposed to another third party’s) participation in the transactions contemplated hereby and (iv) applicable requirements, if any, of federal securities laws or state “blue sky” laws. Neither the execution, delivery or performance by Blocker Corp or the Company of this Agreement or the Ancillary Documents to which Blocker Corp or the Company, as applicable, is a party nor the consummation by Blocker Corp or the Company, as applicable, of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Blocker Corp’s or any Group Company’s Governing Documents, (b) except as set forth on Schedule 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, modification, cancellation or acceleration under, the loss of any benefit under or any payments under, any of the terms, conditions or provisions of any Material Contract, Material Real Property Lease or Material Permit, (c)  violate any Order of any Governmental Entity having jurisdiction over Blocker Corp or any Group Company, as applicable, or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or equity interests of, Blocker Corp or of any Group Company or materially delay, impair or prevent Blocker Corp’s or the Company’s respective abilities to consummate the transactions contemplated by this Agreement or any Ancillary Document, which, in the cases of clauses (b) through (d) above, would reasonably be expected to have a material adverse effect on the Group Companies taken as a whole.

Section 4.6              Material Contracts.

(a)                Schedule 4.6(a) sets forth a true, correct and complete list of each of the following Contracts of each Group Company as of the date hereof, to the extent any such Contract remains in effect as of the date hereof (other than Employee Benefit Plans or any purchase orders, sales orders, invoices or similar documents entered into in the ordinary course of business) (such Contracts listed or described on Schedule 4.6(a), collectively, the “Material Contracts”):

(i)                 agreement, note, bond, mortgage, indenture or other instrument evidencing or relating to Funded Indebtedness of the type described in clauses (i), (ii), (iii), (v) or (vii) of the definition of “Funded Indebtedness”;

(ii)               lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii)             lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv)              operating agreements, partnership agreements, joint venture agreements or similar arrangements involving the sharing of revenue, profits, losses, costs or liabilities;

(v)                Contract that restricts the freedom of any Group Company to engage in business with, or with respect to, any geographic market, customer or industry, excluding customary non-disclosure or confidentiality agreements in any material respect;

(vi)              Labor Agreement;

(vii)            Contract with any employee, officer, director, independent contractor or consultant of any Group Company providing for employment or engagement with a Group Company with base compensation in excess of $150,000 and that is not cancelable at will without penalty to a Group Company;

(viii)          Contract that relates to the acquisition or disposition of, or investment in, any business, division, Person or Owned Real Property (whether by merger, sale of capital stock, sale of assets or otherwise), including investments in joint ventures and minority equity investments, in each case since January 1, 2020, or pursuant to which any Group Company has any material outstanding rights or obligations;

(ix)              Contract that is a securityholder agreement, shareholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the equity interests of a Group Company;

(x)                Contract that requires the payment by, or to, the Group Companies after the date hereof of an amount in excess of $1,500,000 per annum or $3,000,000 in the aggregate in each case, excluding Material Real Property Leases and excluding agreements set forth on Schedule 4.10(a);

(xi)              Contract that grants to a third party (A) any material exclusive license or supply or distribution agreement or other exclusive rights under any Intellectual Property Rights or (B) any material “most favored nation” status, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Rights;

(xii)            settlement, conciliation, or similar contract entered into since January 1, 2020 arising out of or related to any claim asserted by any Person which has a value greater than $500,000 or with any Governmental Entity;

(xiii)          Contract that requires the Group Companies make capital expenditures after the date of this Agreement in an annual amount in excess of $500,000;

(xiv)          IP Agreement;

(xv)            Contract disclosed on Schedule 4.18;

(xvi)          Contract with a Governmental Entity;

(xvii)        Contract with a Top Customer;

(xviii)      Contract with a Top Supplier; and

(xix)          agreement relating to the Maquila Program or any shelter agreement in relation to Mexico and any amendment thereof.

(b)                The Company has made available to Purchaser copies of all written Material Contracts. Except as set forth on Schedule 4.6(b), each Material Contract is valid and binding on the applicable Group Company party thereto and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (subject to the Enforceability Exceptions); provided that, for purposes of representations made as of the Closing Date, this representation shall not apply to Material Contracts, if any, which have been terminated in accordance with their terms after the date hereof and prior to the Closing. Except as set forth on Schedule 4.6(b), no Group Company or, to the Company’s knowledge, other party thereto, is in material breach of its obligations under any Material Contract, and, to the Company’s knowledge, no event or omission has occurred which, with notice or lapse of time or both, would permit the termination, material modification or acceleration of any of the obligations of any Group Company thereunder or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or equity interests of any Group Company.

Section 4.7              Absence of Changes. Except as set forth on Schedule 4.7, (a) since August 31, 2022 and ending on the date of this Agreement, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) no Group Company has taken any actions, or omitted to take any action, that, if taken after the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, without Purchaser’s consent, would constitute a violation of clauses (i), (ii), (iii), (iv), (vii), (xii) or (xvi) of Section 6.1, and (b) since the Latest Balance Sheet and ending on the date of this Agreement, (i) each Group Company has conducted its business in the ordinary course consistent with past practices, and (ii) no Group Company has taken any actions, or omitted to take any action, that, if taken after the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, without Purchaser’s consent, would constitute a violation of Section 6.1, other than clauses (i), (ii), (iii), (iv), (vii), (xii) or (xvi) thereof.

Section 4.8              Litigation. Except as set forth on Schedule 4.8, as of the date of this Agreement there is (a) no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against any Group Company by or before any Governmental Entity, (b) no injunctive relief ordered against a Group Company, or (c) no ongoing internal investigation of an event that would reasonably be expected to lead to a material liability of the Group Companies for a violation of Applicable Law. Except as set forth on Schedule 4.8, no Group Company is subject to any outstanding Order directed specifically at a Group Company or its assets or properties.

Section 4.9              Compliance with Applicable Law; Permits.

(a)                Except as set forth on Schedule 4.9, the business of the Group Companies is, and since January 1, 2020 has been, operated in compliance in all material respects with all Applicable Laws. The Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (collectively, the “Material Permits”). All Material Permits are in full force and effect, in all respects. There are no claims, actions, suits or other proceedings in law or equity that would be reasonably likely to cause the revocation, limitation or termination of any Material Permits.

(b)                The Group Companies currently are, and have in the past five (5) years been, in compliance in all material respects with all applicable Anti-Corruption or Anti-Bribery Laws. The Group Companies have not in the past five (5) years received written notice of (A) any violation or alleged violation of any Anti-Corruption or Anti-Bribery Laws by the Group Companies or (B) any threatened or pending action against the Group Companies before any court or by any Governmental Entity responsible for enforcing Anti-Corruption or Anti-Bribery Laws. No director, officer, or, to the Company’s knowledge, employee of the Group Companies is a Public Official. Neither the Group Companies, nor any director or officer of the Group Companies or to the Knowledge of the Company, any employee, distributor, reseller or agent acting on behalf of any of the Group Companies, or any Seller with respect to the Group Companies, has in the past five (5) years, directly or to the Knowledge of the Company, indirectly, (A) paid, offered, promised to pay or authorized the payment of any money or provided any other thing of value to any Public Official or any official candidate for foreign or domestic political office, or any official, employee, or agent of any foreign or domestic political party; or (B) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, promise of payment or authorization of payment of money, gifts or anything of material value to any Public Official, private or public, regardless of form, whether in money, material property or material services, to receive materially favorable treatment in obtaining or retaining business for any of the Group Companies, to obtain or retain special concessions for any of the Group Companies or to pay for materially favorable treatment for business obtained or retained or to pay for special concessions already obtained for any of the Group Companies, or to secure any other improper advantage for any of the Group Companies, in each case (A)-(B), in violation of any applicable Anti-Corruption or Anti-Bribery Laws.

(c)                Each of the Group Companies is currently, and has been in the past five (5) years, in compliance in all material respects with all applicable U.S., United Kingdom, European Union and other Applicable Laws in the jurisdictions where each conducts business related to terrorism or money laundering including: (i) the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq.), as amended by Title III of the USA PATRIOT Act, (ii) the Trading with the Enemy Act, or (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued by a Governmental Entity pursuant or relating thereto.

(d)                Each of the Group Companies is currently and has in the past five (5) years been, in compliance in all material respects with all applicable U.S., United Kingdom, European Union and other applicable economic sanctions and export control Applicable Laws in the jurisdictions where each conducts business, including (i) the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401-2420), and the Export Administration Regulations, 15 C.F.R. §§ 730-774; (ii) the Arms Export Control Act, 22 U.S.C. § 2778, and the corresponding International Traffic in Arms Regulations; (iii) the economic sanctions and Applicable Laws enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part 500 et seq., and the U.S. Department of State’s Office of Terrorist Financial and Economic Sanctions Policy; and (iv) the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Internal Revenue Service Code (collectively, “Export Control Laws”). To the Knowledge of the Company, neither any of the Group Companies nor any of their respective Affiliates, are a target of prohibitions or restrictions under any of the Export Control Laws or other Applicable Laws of similar effect in the jurisdictions where any Group Companies operates or otherwise conducts business.

(e)                The Group Companies located in Mexico have in the past five (5) years complied and are in compliance, in all material respects, with (i) the Manufacture, Maquiladora and Export Services Industry Program Authorization granted by the Mexico Ministry of the Economy (the “Ministry of the Economy”) and IMMEX Registration (the “Maquila Program”), (ii) the Decree for the Promotion of the Manufacture, Maquiladora and Export Services Industry published in the Official Federal Gazette on June 1, 1998, (as amended, the “Maquila Decree”), (iii) any Applicable Laws in connection with any duties, payments or obligations relating to customs or to the import or export of any goods, and (iv) any other Applicable Laws related to the Maquila Program or to the activities of the Group Companies’ located in Mexico, including but not limited to (A) registering all facilities in the Maquila Program, (B) timely returning abroad any business assets manufactured from temporarily imported materials, (C) keeping an accurate and updated inventory control system in accordance with Annex 24 of the Foreign Trade General Rules of Mexico and (D) timely filing all reports and notices related to its Maquila Program.

(f)                 The Group Companies located in Mexico are in compliance in all material respects with all Applicable Laws relating to the importation of machinery, equipment or raw materials. No raw material, machinery or equipment other than those authorized under the Maquila Program have been imported. Any temporary imports of raw materials, machinery and equipment have been carried out in material compliance with the terms and conditions set forth in the Maquila Program, the Maquila Decree and with any other Applicable Laws. The Maquila Program is in full force and effect and there is no action or, threatened action by any authority to suspend, cancel or revoke the Maquila Program.

(g)                The VAT Certification in respect of the Group Companies located in Mexico is valid and remains in full force and effect and there is no process to suspend, terminate or invalidate it, and such VAT Certification is not subject to any threatened process to suspend, terminate or invalidate it. The Group Companies located in Mexico have complied with all the obligations derived from its VAT Certification, included but not limited to (i) filing initial and discharge reports in accordance with Annex 30 of the Foreign Trade General Rules of Mexico, (ii) filing notices of any change in the circumstances under which the VAT Certification was granted and (iii) continuing in compliance with all requirements met to secure such VAT Certification.

Section 4.10           Employee Plans.

(a)                Schedule 4.10(a) lists all material Employee Benefit Plans.

(b)                Except as set forth on Schedule 4.10(b), no Group Company has any obligation to contribute to a Multiemployer Plan, including any triggered but unpaid withdrawal liability, and no Employee Benefit Plan or Multiemployer Plan is a plan that is subject to Title IV of ERISA, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and no material liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by any Group Company.

(c)                Except as set forth on Schedule 4.10(c), each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the terms of the plan document, and the applicable requirements of ERISA, the Code and any other Applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to materially adversely affect the qualified status of any such Employee Benefit Plan. All contributions and premium payments required to have been made by any Group Company with respect to any Employee Benefit Plan or Multiemployer Plan have been timely made in all material respects. To the Company’s knowledge, no fiduciary of any Employee Benefit Plan has materially breached their fiduciary duties with respect to such plan, other than a breach which has been corrected in all material respects in compliance with Applicable Law. Since January 1, 2020, there have been no pending or, to the Company’s knowledge, threatened in writing, investigations by any Governmental Entity or other claims, suits or proceedings (except routine claims for benefits) involving any Employee Benefit Plan.

(d)                To the Company’s knowledge, no Group Company has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code. Except as set forth on Schedule 4.10(d), no material Employee Benefit Plan provides health or life insurance benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA. No Group Company has incurred (whether or not assessed) or would reasonably be expected to incur any material Tax or penalty under Section 4980H, 6721 or 6722 of the Code.

(e)                With respect to each material Employee Benefit Plan, the Company has made available to Purchaser copies, to the extent applicable, of (i) the current plan and trust documents and the most recent summary plan description provided to participants, (ii) the three most recent annual reports (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent Internal Revenue Service determination or opinion letter, and (v) all material non-routine communications to the Group Companies from any Governmental Entity or Multiemployer Plan since January 1, 2020 (including but not limited to any notice of withdrawal liability).

(f)                 Except as set forth on Schedule 4.10(f), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) result in any material payment becoming due to any employee of or other individual service provider to the Group Companies, (ii) materially increase any compensation or benefits otherwise payable or to be provided under any Employee Benefit Plan, (iii) entitle any employee of, or individual service provider to, the Group Companies to material payment, or accelerate the time of payment, funding or vesting under any Employee Benefit Plan.

(g)                No Group Company has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of any Tax, including but not limited to under Section 4999 of the Code or under Section 409A of the Code.

(h)                Except as set forth on Schedule 4.10(h) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will result in the payment of any amount to any “disqualified individual” (within the meaning of Section 280G of the Code (or any corresponding or similar provision of applicable state, local, or non-U.S. Law)) in respect of employment or service that, individually or in combination with any other payment, (i) will constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, (ii) will result in the imposition of an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code (or any corresponding or similar provision of applicable state, local or non-U.S. Law), (iii) will result in the payment of any amount that would not be deductible by Blocker Corp or any Group Company by reason of Section 280G of the Code, or (iv) will result in the imposition of any withholding reporting requirement of Blocker Corp or any Group Company pursuant to Section 4999 of the Code (or any corresponding or similar provision of applicable state, local or non-U.S. Law).

(i)                 Each material Employee Benefit Plan maintained outside of the United States (a “Non-U.S. Employee Plan”) has been established, maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any Applicable Laws. Each Non-U.S. Employee Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment and no event has occurred that would reasonably be expected to materially adversely affect such special tax treatment, (ii) if required to be registered or approved by any Governmental Entity, has been so registered or approved and has been maintained in good standing in all material respects with such applicable Governmental Entity, and (iii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved or secured by an insurance policy, as applicable, to the extent required by Applicable Law.

Section 4.11           Environmental Matters. Except as set forth on Schedule 4.11:

(a)                the business of the Group Companies is, and during the past five (5) years has been, operated in material compliance with all Environmental Laws;

(b)                the Group Companies hold, and during the past five (5) years have held, all Material Permits that are or were required pursuant to Environmental Laws;

(c)                as of the date of this Agreement, there is no suit, litigation, arbitration, claim, action or proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company which would, individually or in the aggregate, reasonably be expected to result in material liability under any Environmental Law on behalf of the Group Companies;

(d)                no Group Company is subject to any material outstanding Order directed at a Group Company or its assets or properties pursuant to any Environmental Law;

(e)                there has been no Release or threatened Release of any Hazardous Materials at the Leased Real Property or Owned Real Property or any formerly owned or leased real property or at any property where Hazardous Materials from any Group Companies’ operations have been disposed, and no Person has been exposed to such Release of Hazardous Materials, in each case in quantities or concentrations that require investigation, remediation or abatement by, or impose material liability on, any Group Company under Environmental Laws;

(f)                 no Group Company currently owns or operates, and, to the Company’s knowledge, has not ever owned or operated, any active or abandoned aboveground or underground storage tanks, and there are no active or abandoned aboveground or underground storage tanks at real property currently or, to the Company’s knowledge, formerly owned, operated or leased by any Group Company, in each case that require investigation or remediation by, or impose material liability on, any Group Company under Environmental Laws;

(g)                there are no man-made pits, ponds or lagoons, sumps, hoists or other similar man-made structures currently or, to the Company’s knowledge, formerly located on any real property currently owned or leased by any Group Company that are or were operated or used by any Group Company in a manner that require investigation or remediation by, or impose material liability on, any Group Company under Environmental Laws;

(h)                the Company has made available to Purchaser correct and complete copies of the following documents to the extent such documents are in its possession or control: (i) any and all material environmental reports, studies, audits, sampling data, and site assessments with respect to the business or any currently or formerly owned, operated or leased real property that are in the possession or control of any Group Company; and (ii) any and all material documents concerning any planned or anticipated capital expenditures required under Environmental Laws to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with Environmental Laws or Environmental Permits (including costs of remediation, pollution control equipment and operational changes required under Environmental Laws); and

(i)                 no Group Company has, by contract, assumed or provided an indemnity with respect to, or, to the Company’s knowledge, otherwise become subject to material liability of any other Person relating to Environmental Laws.

Section 4.12           Intellectual Property Rights.

(a)                Except as set forth on Schedule 4.12(a), one of the Group Companies owns, free and clear of all Liens except for Permitted Liens, or licenses or otherwise has rights to use, the Intellectual Property Rights material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”).

(b)                Schedule 4.12(b) sets forth a list of all patents, patent applications, and registrations and applications for registration of trademarks, service marks, and copyrights owned by each Group Company.

(c)                All of the registered or patented items included in the Group Company IP Rights are valid and enforceable, and to the knowledge of the Group Companies, all of the Group Company IP Rights are subsisting and in full force and effect. All Group Company IP Rights have been duly maintained (including the payment of annuity, registration, renewal, maintenance and other necessary fees) and are not expired, cancelled or abandoned and are valid and enforceable.

(d)                Schedule 4.12(d) sets forth a list of all material Contracts (the “IP Agreements”) pursuant to which (i) any Group Company IP Rights owned by any Group Company are licensed to any third party or (ii) any Group Company IP Rights owned by any third party are licensed to any Group Company (in each case, other than (x) licenses for commercially available software and (y) non-exclusive licenses granted by or to customers, suppliers, vendors, or contractors of the Group Companies in the ordinary course of business).

(e)                Except as set forth on Schedule 4.12(e), (i) there are no claims currently pending against any Group Company before any Governmental Entity alleging that any Group Company is currently infringing or misappropriating the Intellectual Property Rights of any other Person in any material respect, and (ii) there are no claims currently pending that have been brought by any Group Company against any Person before any Governmental Entity alleging infringement or misappropriation of any Intellectual Property Rights owned by any Group Company.

(f)                 Except as set forth on Schedule 4.12(f), (x) the conduct of the business of the Group Companies as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Person in any material respect, and (y) to the Company’s knowledge, no Person is currently infringing or misappropriating any Group Company IP Rights owned by the Group Companies. The Group Companies have taken commercially reasonable actions to maintain and protect the Trade Secrets included in the Group Company IP Rights, including having all current and former employees of the Group Company with access to material Trade Secrets execute written non-disclosure agreements.

(g)                Except as set forth on Section 4.12(g), the Group Companies have (i) entered into binding, written confidentiality and assignment of invention agreements with every current and former employee of the Group Company who, within the scope of their employment, contributed in any material respect to the creation or development of any Group Company IP Rights purported to be owned by any Group Company, and (ii) obtained written assignments of all Group Company IP Rights purported to be owned by any Group Company from any independent contractors who, within the scope of their engagement, contributed in any material respect to the creation or development of such Group Company IP Rights.

(h)                The IT Systems are reasonably sufficient for the immediate needs of the business of the Group Companies as currently conducted. The IT Systems are in reasonably sufficient good working condition and include sufficient licensed capacity for all Software used by the Group Companies in their business as currently conducted. Since January 1, 2020, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any IT Systems, that has caused any: (i) substantial disruption of or interruption in or to the use of such IT Systems by the Group Companies or the conduct of the business of the Group Companies; (ii) material loss or destruction of or damage or harm to the business of the Group Companies; or (iii) material liability of any kind to the Group Companies. The Group Companies have taken commercially reasonable actions, consistent with applicable industry best practices, designed to protect the integrity and security of the IT Systems and the data and other information stored or processed thereon. The Group Companies (i) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans and procedures; (ii) act in material compliance therewith; and (iii) test such plans and procedures on a regular basis.

(i)                 The Group Companies have complied in all material respects with all Applicable Laws and all internal or publicly posted policies, notices, and statements, in each case, concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Group Companies’ business. Since January 1, 2020, the Group Companies have not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control, except as would not reasonably be expected to have a material adverse effect on the Group Companies taken as a whole, or (ii) received any notice of, or to the knowledge of the Group Companies been subject to, any audit, investigation, complaint, or other action by any Governmental Entity concerning the Group Companies’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Applicable Law concerning privacy, data security, or data breach notification, and, to the knowledge of the Group Companies, there are no facts or circumstances that would reasonably be expected to give rise to any such action.

Section 4.13           Labor Matters.

(a)                Except as set forth on Schedule 4.13(a), (i) no Group Company is party to any collective bargaining agreement or similar Contract with any union, labor organization or employee works council (each, a “Union”) with respect to its employees (each, a “Labor Agreement”), (ii) there is no labor strike, concerted work stoppage, lockout or similar material labor dispute pending or, to the Company’s knowledge, threatened in writing against any Group Company and, since January 1, 2020, no such material dispute has occurred, (iii) to the Company’s knowledge, as of the date of this Agreement, no organization campaign with any Union is in progress with respect to any employees of any Group Company and no such campaign has occurred since January 1, 2020, and (iv) there is no material unfair labor practice charge or material labor arbitration pending before the National Labor Relations Board or similar Governmental Entity against any Group Company. Except as set forth on Schedule 4.13(a), no Group Company (i) is currently formally negotiating or bargaining with any Union regarding any proposed, existing or expired Labor Agreement or (ii) has a duty to bargain with any Union with respect to the wages, hours or other terms and conditions of employment of any employee.

(b)                The Group Companies have provided Purchaser with a true and complete list of all employees of each Group Company as of January 2023 and, for each such individual, sets forth each such individual’s (i) name or employee identification number, (ii) title or position; (iii) employing Group Company; (iv) geographical work location; (v) current annual base compensation; (vi) salaried or hourly status; (vii) EBITDA bonus percentage; and (viii) full- or part-time status. Except as is not reasonably expected to result in material liability to the Group Companies, all employees on such list are properly classified as exempt or non-exempt for wage and hour purposes. Except as is not reasonably expected to result in material liability to a Group Company, all compensation due and payable to the employees and individual independent contractors of any Group Company for services performed on or prior to the Closing Date has been paid in full or accrued for as of the Closing Date (other than with respect to the pay period in which the Closing Date occurs which will be paid to employees with the applicable Group Company’s regular payroll following the Closing Date). To the Company’s knowledge, no officer, executive or key employee set forth on Exhibit J of any Group Company has any plans to resign or otherwise terminate his or her employment with any Group Company within the one (1) year following the Closing Date.

(c)                The Group Companies are and, since January 1, 2020, have been in compliance in all material respects with all Applicable Laws regarding labor and employment, including all Applicable Laws regarding plant closing and mass layoffs, employment discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, exempt and non-exempt employee classification, employee occupational health and safety, classification of individual independent contractors, workers’ compensation, immigration (including Forms I-9 for U.S. employees and work visas), affirmative action and worker’s compensation, labor relations, and employee data privacy.

(d)                Except as is not reasonably expected to result in material liability to the Group Companies, there are no pending or, to the Company’s knowledge, threatened material claims, administrative charges, court complaints, labor arbitrations, or government investigations against any Group Company concerning alleged employment discrimination, harassment or retaliation, misclassification of employees or independent contractors, failure to pay wages or overtime, failure to timely pay wages or salary, unauthorized workers under Applicable Laws regarding immigration and work authorization, occupational health or safety, or failure to provide leave or reasonable accommodation. Since January 1, 2020, to the Company’s knowledge, no Group Company has been subject to any actual or threatened material (i) employment-related assessments, fines or penalties under Applicable Law; (ii) employment-related inspections or investigations conducted by any Governmental Authority; or (iii) employment-related orders issued by any Governmental Authority which are not generally applicable. To the Company’s knowledge, no current employee of any Group Company is in material violation of any non-compete, nondisclosure, confidentiality or other restrictive covenant agreement owed to any Group Company.

(e)                Since January 1, 2020, no sexual harassment, assault or workplace violence allegations have been made against any current or former officers, executives or key employees of any Group Company (in their capacities as such) which the Group Companies have failed to investigate and, where merited, take reasonable corrective action.

(f)                 In the past twelve (12) months, there has been no “mass layoff” or “plant closing” as defined under the Workers Adjustment and Retraining Notification Act (“WARN Act”) (or any similar Applicable Law requiring notice of a plant closing or mass layoff) affecting any site of employment belonging to the Company.

Section 4.14           Insurance.

(a)                Schedule 4.14(a) sets forth a true, correct and complete list of all fire, liability, workers’ compensation, property and casualty insurance policies or programs maintained by the Group Companies which are currently in force (each, an “Insurance Policy,” and collectively, the “Insurance Policies”). For each Insurance Policy, Schedule 4.14(a) includes the name of the insurance carrier, description of coverage (including a description of the liability and risks covered and whether the Insurance Policy is claims or occurrence-based), limits of coverage, amount of annual premiums for policies currently in place and date of expiration. Prior to the date hereof, true, correct and complete copies of each Insurance Policy, together with all amendments, modifications, waivers or other changes thereto has been made available to the Purchaser Parties.

(b)                The Insurance Policies are sufficient for compliance in all material respects by each Group Company with all requirements of Applicable Law and with the requirements of all Material Contracts. All premiums due on each Insurance Policy have been paid in accordance with the payment terms of such Insurance Policy. No Group Company has received any notice of cancellation or termination with respect to any Insurance Policy, and to the Company’s knowledge, no event or condition exists or has occurred that could result in cancellation of any Insurance Policy prior to its scheduled expiration date. Except as set forth in Schedule 4.14(b), there are no material claims pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Company’s knowledge, there is no basis for denial of any material claim pending under any Insurance Policy.

Section 4.15           Tax Matters. Except as set forth on Schedule 4.15:

(a)                each of Blocker Corp and the Group Companies: (i) has prepared and timely filed, or has had so prepared and timely filed on its behalf (taking into account all validly filed extensions), all Income Tax Returns and all other material Tax Returns required to be filed on or before the Closing Date with respect to Blocker Corp or such Group Company, as applicable, and all such Tax Returns were true and correct in all material respects and prepared in compliance with Applicable Law; and (ii) has paid (or has had paid on its behalf) all material Taxes due and owed by it, whether or not shown on any such Tax Returns;

(b)                none of Blocker Corp or any Group Company is currently the subject of a Tax audit or examination with respect to a material amount of Tax;

(c)                none of Blocker Corp or any Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect or that was obtained in the ordinary course of business of Blocker Corp or the Group Companies);

(d)                none of Blocker Corp or any Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes which has not since been satisfied by payment or been withdrawn. No Tax audits or assessments or actions are ongoing pending or are threatened in writing with respect to the Blocker Corp or any Group Company. No unresolved written claim has been received by the Blocker Corp or any Group Company from a Governmental Entity in a jurisdiction where the Blocker Corp or any Group Company does not pay Taxes or file Tax Returns that the Blocker Corp or any Group Company is or may be subject to taxation by, or is or may be required to file Tax Returns in, that jurisdiction, and neither the Blocker Corp nor any Group Company has any voluntary disclosure agreements or similar programs pending with any jurisdiction with respect to Taxes;

(e)                none of Blocker Corp or any Group Company: (i) has at any time been a member of any Affiliated Group or required to file any consolidated, combined, or unitary Income Tax Return, other than a group of which the Blocker Corp or any Group Company is the common parent; (ii) has any liability for the Taxes of any other Person (other than the Blocker Corp or any Group Company) under § 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Tax Law, as a transferee or successor, or by Contract (other than pursuant to any Contract entered into in the Ordinary Course of Business the principal purpose of which is not Taxes); or (iii) is a party to any Tax sharing, Tax indemnification, Tax assumption, Tax allocation agreement or other similar agreements or arrangements;

(f)                 none of Blocker Corp or any Group Company is a party to or has engaged in any transaction that, as of the date hereof, is a “listed transaction” under § 1.6011-4(b)(2) of the Treasury Regulations;

(g)                within the past two (2) years, none of Blocker Corp or any Group Company has ever been a “controlled corporation” or “distributing corporation” (each within the meaning of Section 355 of the Code) in a distribution intended to qualify under Section 355 of the Code;

(h)                from and after December 23, 2019, Blocker Corp or any Group Company does not own and has never owned an interest in another entity that is characterized as a partnership for income Tax purposes and is not a party to any Contract with any other party that constitutes a partnership for income Tax purposes, other than the currently owned membership interests in the Splitter, Company and ECM Holdings, LLC, membership interests in Sentinel Investments, and any partnership interests (as determined for income Tax purposes) owned by ECM Holdings, LLC;

(i)                 Blocker Corp and the Group Companies have: (i) properly collected all material amounts of sales and use Taxes required to be collected, and has properly remitted such amounts to the appropriate Governmental Entity; and (ii) timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes;

(j)                 there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Blocker Corp or any Group Company;

(k)                no Group Company has made a SALT Election for any taxable year;

(l)                 for federal Income Tax purposes and any similar state and local tax purposes, each of the Blocker Corp and each Group Company is classified as the type of entity shown on Schedule 4.15(l);

(m)              no Group Company that is treated as a partnership for U.S. federal income tax purposes is a currently party to a written agreement that would prohibit such Group Company from making an election pursuant to Section 754 of the Code (or any corresponding or similar provision of state, local or foreign Law) without obtaining the consent of a party other than a Group Company;

(n)                none of Blocker Corp or any Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date (or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date), as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any corresponding or similar provision of Applicable Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received or deferred revenue accrued on or before the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local, or foreign Law) in existence on the Closing Date; (v) any closing agreement under Section 7121 of the Code (or any corresponding provision of state, local, or foreign Law) executed on or prior to the Closing Date; (vi) deferral of any payment of Taxes on or prior to the Closing Date otherwise due as a result of Section 2302 of the CARES Act, IRS Notice 2020-18, IRS Notice 2020-20 or IRS Notice 2020-23 or similar Tax authority; (vii) like-kind exchange under Section 1031 of the Code on or prior to the Closing Date; (viii) “global intangible low-taxed income” or Subpart F income imposed pursuant to Section 951 and Section 951A of the Code (or any corresponding provision of state, local or foreign Law); (ix) any election under Section 965(h) of the Code; or (x) ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code);

(o)                none of Blocker Corp or any Group Company has agreed to make, nor are they required to make, any material adjustment under Sections 263A, 481, or 482 of the Code (or any corresponding or similar provision of any state, local or foreign Law) by reason of a change in accounting method or otherwise;

(p)                none of Blocker Corp or any Group Company has entered into a gain recognition agreement pursuant to § 1.367(a)-8 of the Treasury Regulations that will remain in effect after Closing;

(q)                the Blocker Corp and the Group Companies have withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to or from (or with respect to distribution made to or income allocated to) any employee, shareholder, equity holder, independent contractor, customer, creditor, owner or other Person. Neither Blocker Corp nor any Group Company is obligated, or has agreed, to pay on behalf of an owner any income Taxes on such owner’s share of the income of the Blocker Corp or of any Group Company, other than such Taxes paid on a composite Tax Return filed by the Blocker Corp or a Group Company;

(r)                 Blocker Corp and the Group Companies have not: (i) claimed or received, or will claim or receive, any Tax credits pursuant to the COVID-19 Laws, (ii) applied for, received or will receive a loan or grant pursuant to the COVID-19 Laws (other than the PPP Loan), or (iii) otherwise claimed any Tax credit or Tax benefit pursuant to the COVID-19 Laws;

(s)                 none of Blocker Corp nor any Group Company has material property or obligation, including uncashed checks to vendors, contractors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is escheatable or reportable as unclaimed property to any Governmental Entity under any escheatment, unclaimed property or similar Applicable Laws;

(t)                 from and after December 23, 2019, none of Blocker Corp nor any Group Company has: (i) received any Tax Ruling; (ii) entered into or is currently under negotiations to enter into a Tax Closing Agreement with any Governmental Entity that would have a continuing effect after the Closing Date; or (iii) received a written Tax opinion with respect to any transaction related to Blocker Corp or any Group Company. For purposes of the preceding sentence, the term “Tax Ruling” shall mean written rulings of a Governmental Entity relating to Taxes, and the term “Tax Closing Agreement” shall mean a written and legally binding agreement with a Governmental Entity relating to Taxes; and

(u)                from and after December 23, 2019, no Person that is subject to taxation in the United States has received any Blocker Stock or Company Units that are or were nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

Section 4.16           Brokers. No broker, finder, financial advisor or investment banker, other than the Company Advisors and Representative (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 4.17           Real and Personal Property.

(a)                Owned Real Property. Schedule 4.17(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) a Group Company has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) except as set forth in Schedule 4.17(a), a Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)                Leased Real Property. Schedule 4.17(b) sets forth a list of all leases of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant as of the date of this Agreement (each, a “Material Real Property Lease”). Except as set forth on Schedule 4.17(b), (i) each Material Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Real Property Lease by the other party thereto and subject to the Enforceability Exceptions), (ii) each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Real Property Lease, and, to the Company’s knowledge, no event has occurred that would constitute a default by any party under any Material Real Property Lease, and (iii) there are no written or oral subleases, concessions or other Contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property.

(c)                Except as disclosed on Schedule 4.17(c), as of the date of this Agreement, the Group Companies collectively own or hold under valid leases all furniture, fixtures, machinery, equipment, vehicles and other tangible personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens.

(d)                The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and all other items of tangible personal property (real and personal) owned or leased by the Group Companies are in good operating condition and repair, free from any defects (except for such defects that do not materially interfere with the use thereof in the conduct of normal business operations) and have been maintained consistent with the standards generally followed in the industry.

Section 4.18           Transactions with Affiliates. Schedule 4.18 sets forth all material Contracts between any Group Company, on the one hand, and Affiliates, directors, officers or managers of a Group Company (other than a Group Company), on the other hand, except for the Governing Documents or any Contracts (y) governing employment relationships or the provision of compensation and benefits to employees in the ordinary course or (z) regarding Company Units held by such Person. Except as set forth on Schedule 4.18, no Affiliate (other than a Group Company), director or officer of a Group Company owns any property right, tangible or intangible, which is used by a Group Company in the conduct of its business.

Section 4.19           Blocker Corp and ECM Entities.

(a)                As of immediately prior to the Closing, (i) Blocker Corp will have no interest in any material assets other than its ownership of the Company Units owned by it and (ii) Blocker Corp will have no material liabilities other than those related to its ownership of the Company Units (or its previous ownership of equity of Splitter). Blocker Corp has never had any direct employees or other direct operations and its only direct activities have consisted of holding equity interests and activities ancillary thereto.

(b)                If the assets and liabilities of the Company, ECM Blocker, Inc. and ECMI Blocker, LLC were consolidated with those of ECMI Holdings, LLC and its Subsidiaries in preparing the Financial Statements as of the respective periods of such Financial Statements, such consolidation would not cause an adverse change in any material respect to such Financial Statements.

Section 4.20           Warranties and Product Liability.

(a)                Except for the express warranties given by the Group Companies provided on the packaging with products and services sold, there are no other warranties provided by the Group Companies.

(b)                All products manufactured, sold, serviced or distributed by the Group Companies have been in conformity with all contractual commitments, Applicable Law and all express warranties of the Group Companies and have and do perform in accordance with their published specifications and any other published documentation or user materials corresponding to such products. All products have been designed, manufactured, labeled, packaged, performed, and serviced so as to meet and comply with all governmental standards and specifications and all Applicable Laws currently in effect, and all products have received all governmental approvals necessary to allow their sale and use.

(c)                Except as set forth on Section 4.20(c), since January 1, 2020, there has been no recall nor any replacement, field fix, retrofit, or modification by the Group Companies of any products produced or sold by the Group Companies, nor by any subsequent seller of any items which incorporate such products, and to the Company’s knowledge, no facts or circumstances exist that would reasonably be expected to result in such a recall, replacement, field fix, retrofit or modification.

(d)                Except as set forth in Schedule 4.20(d), since January 1, 2020, the Group Companies have not received any written notice with respect to, any Product Liability Claims (other than claims for product return, replacement or repair not deviating materially from historical return, replacement or repair work), and to the Company’s knowledge, no such Product Liability Claims are threatened.

Section 4.21           Customers and Suppliers.

(a)                Schedule 4.21(a) sets forth the Top Customers. Since August 31, 2022, the Group Companies have not received any written notice or, to the Company’s knowledge, any oral notice from any of the Top Customers stating that such Top Customer intends to (i) seek material and adverse modification of any of the material terms or conditions on which it transacts with the Group Companies, including any request for the Group Companies to repurchase any products or (ii) cancel or terminate or materially reduce or otherwise adversely and materially modify its business relationship with the Group Companies.

(b)                Schedule 4.21(b) sets forth the Top Suppliers. Since August 31, 2022, the Group Companies have not received any written notice or, to the Company’s knowledge, any oral notice from any of the Top Suppliers stating that such Top Supplier intends to seek material and adverse modification of any of the material terms or conditions on which it transacts with the Group Companies as a condition to continuing such business relationship or is cancelling or terminating or materially reducing or otherwise adversely and materially modifying its business relationship with the Group Companies.

Section 4.22           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN THIS ARTICLE 4 and in the certificates delivered pursuant hereto, NONE OF BLOCKER CORP OR THE GROUP COMPANIES MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. BLOCKER CORP AND THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, MERGER SUB OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND BLOCKER CORP AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER AND MERGER SUB SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED PURSUANT HERETO.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES AND GUARANTOR

Each Purchaser Party and Guarantor hereby severally, and not jointly, represents and warrants to the Company and Blocker Corp as follows:

Section 5.1              Organization. Each Purchaser Party is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. Guarantor is a public limited company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2              Authority. Each of the Purchaser Parties and the Guarantor have the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Documents to which each of the Purchaser Parties and the Guarantor is a party and the performance by such party of its obligations hereunder and thereunder have been (or, with respect to the Ancillary Documents to which such party is a party, will be prior to the Closing) duly authorized by all necessary action on the part of each of the Purchaser Parties and the Guarantor. No other proceeding (including by their respective equityholders) on the part of any Purchaser Party or the Guarantor is necessary to authorize this Agreement and each of the Ancillary Documents to which any Purchaser Party is a party or to consummate the transactions contemplated hereby and thereby. No vote of Guarantor’s, Purchaser’s or Blocker Purchaser’s equityholders is required to approve this Agreement or for any Purchaser Party or the Guarantor to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which any Purchaser Party is a party will be at or prior to the Closing) duly and validly executed and delivered by each of the Purchaser Parties and the Guarantor and constitutes (or will constitute) a valid, legal and binding agreement of each of the Purchaser Parties and the Guarantor (assuming this Agreement has been and the Ancillary Documents to which any Purchaser Party is a party will be duly authorized, executed and delivered by the other parties thereto at or prior to the Closing), enforceable against each of the Purchaser Parties and the Guarantor in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.3              Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.5, no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by any Purchaser Party and the Guarantor of this Agreement or the Ancillary Documents to which any Purchaser Party is a party or the consummation by any Purchaser Party or the Guarantor of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger and the Blocker Certificate of Merger with the Secretary of State of the State of Delaware and (iii) those set forth on Schedule 5.3. Neither the execution, delivery or performance by any Purchaser Party or the Guarantor of this Agreement and the Ancillary Documents to which any Purchaser Party is a party nor the consummation by any Purchaser Party or the Guarantor of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Purchaser Parties’ or the Guarantor’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which any Purchaser Party or the Guarantor is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any Order of any Governmental Entity applicable to any Purchaser Party or any of their Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the transactions contemplated by this Agreement.

Section 5.4              Litigation. There is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the knowledge of any Purchaser Party threatened against any Purchaser Party by or before any Governmental Entity that would reasonably be expected, individually or in the aggregate, to prevent, materially impair or delay the ability of any Purchaser Party to effect the transactions contemplated by this Agreement. No Purchaser Party nor the Guarantor is subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or delay the ability of any Purchaser Party or the Guarantor to consummate the transactions contemplated by this Agreement.

Section 5.5              Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Purchaser Party or any of their Affiliates for which a Seller, Blocker Corp or any Group Company may become liable.

Section 5.6              Merger Sub Activities. Each of Merger Sub and Blocker Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and neither has engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.7              Solvency. Assuming the representations and warranties of the Company contained in this Agreement are true in all material respects and immediately prior to the Effective Time, the Company is solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), at and immediately after the Effective Time, and after giving effect to the Mergers and the other transactions contemplated hereby, the Surviving Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.8              Financing. As of the date hereof, the Purchaser has delivered to the Company true and complete copies of one or more executed commitment letters and executed fee letters (which may be redacted solely to omit fee amounts and economic terms, in each case, in a customary manner that does not redact terms that adversely affect the conditionality, enforceability, availability or termination of the Financing on the Closing Date), together with all exhibits, schedules and annexes thereto, as amended, modified, supplemented or replaced from time to time in whole or in part (and including amendments, modifications, supplements and replacements of and to such replacements) in compliance with this Agreement (the “Financing Commitment Letters”), from the Financing Sources party thereto, pursuant to which and subject to the terms and conditions thereof, the Financing Sources party thereto have severally committed to lend the amounts set forth therein which, together with other sources of available funds as contemplated by Section 6.19(e), are sufficient to consummate the transactions contemplated hereby, including to pay all amounts required to be paid pursuant Section 3.2 and the fees and expenses of each of the Purchaser Parties related to the transactions contemplated hereby. The Purchaser Parties will have at the Closing sufficient immediately available funds to consummate the transactions contemplated by this Agreement, including the payment of all amounts required to be paid pursuant to Section 3.2, and all fees and expenses of each of the Purchaser Parties payable in connection therewith. As of the date hereof, the respective commitments contained in the Financing Commitment Letters have not been withdrawn, terminated or rescinded in any respect or amended or modified, and no such withdrawal, termination, rescission, amendment or modification is contemplated by the Purchaser Parties other than to the extent in accordance with Section 6.19(e). As of the date hereof, the Financing Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of Purchaser and, to the knowledge of Purchaser Parties, each other party thereto. Purchaser has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date hereof, none of the Purchaser Parties has received any notice or other communication (in writing with respect to a threatened breach, default or failure) from any party to the Financing Commitment Letters with respect to (x) any actual or threatened breach or default on the part of the Purchaser Parties or any other party to the Financing Commitment Letters, (y) any actual or threatened failure to satisfy any condition precedent to the availability of the Financing pursuant to the terms of the Financing Commitment Letters or (z) any intention of such party to terminate the Financing Commitment Letters or to not provide all or any portion of amount committed to be provided by such party pursuant to the terms of the Financings, in each case other than to the extent in accordance with Section 6.19(e). As of the date hereof, there is no circumstance or condition (assuming compliance by Blocker Corp, the Company, the Group Companies, and their respective representatives with their respective obligations under this Agreement and satisfaction of the conditions to this Agreement required to be satisfied by such Persons) that, individually or in the aggregate with all other circumstances or conditions, would reasonably be expected to prevent or substantially delay the availability of immediately available funds at the Closing sufficient to consummate all transactions contemplated hereby and the payment by the Purchaser of all fees and expenses payable by the Purchaser at Closing in connection therewith. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing, other than those conditions contained in the Financing Commitment Letters. The Guarantor will have at the Closing sufficient cash on hand that is available to consummate the transactions contemplated hereby, including to pay all amounts required to be paid pursuant Section 3.2 and the fees and expenses of each of the Purchaser Parties related to the transactions contemplated hereby. As of December 31, 2022, Guarantor had the assets and liabilities as set forth on Guarantor’s balance sheet as of December 31, 2022 included in Guarantor’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 28, 2023.

Section 5.9              Acknowledgment and Representations by Purchaser and Merger Sub.

(a)                Each Purchaser Party acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon and on the representations and warranties of the Company and Blocker Corp set forth in this Agreement, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Blocker Corp and the Group Companies, and (ii) has been furnished with or given full access to such information about Blocker Corp and the Group Companies and their respective businesses and operations as it has requested. In entering into this Agreement, each Purchaser Party has relied solely upon its own investigation and analysis and the representations and warranties of Blocker Corp and the Company set forth in this Agreement, and each Purchaser Party acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of Blocker Corp, the Group Companies or any Seller or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, including (x) as to the accuracy or completeness of any of the information provided or made available to any Purchaser Party or any of their respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Blocker Corp or any Group Company heretofore or hereafter delivered to or made available to any Purchaser Party or any of their respective agents, representatives, lenders or Affiliates.

Article 6
COVENANTS

Section 6.1              Conduct of Business of the Company. Except as contemplated, permitted or required by this Agreement (including with respect to the Reorganization and all actions incidental or relating thereto) or as set forth on Schedule 6.1, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Blocker Corp and the Company shall, and the Company shall cause each other Group Company to, except (a) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (b) as required by (i) Applicable Law or (ii) any (A) Contract existing and made available to Purchaser on or prior to the date of this Agreement or (B) Employee Benefit Plan disclosed in the schedules hereto or not required to be disclosed or (c) any action taken, or omitted to be taken, by any Group Company pursuant to any COVID-19 Measures, as determined by such Group Company in its reasonable discretion, (1) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, (2) use commercially reasonable efforts to preserve intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business, in each case, in all material respects, (3) not take any action or omit to take any commercially reasonable action which would reasonably be expected to result in a Company Material Adverse Effect and (4) not:

(i)                 amend any provision of its Governing Documents;

(ii)               make or declare any dividend or distribution in respect of its equity interests, except dividends and distributions by a Group Company to any other Group Company or dividends or distributions solely in cash;

(iii)             reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Group Company’s equity securities, except for the Reorganization;

(iv)              issue, sell, pledge, dispose of, or encumber any equity securities, securities convertible into equity securities, or any other rights to purchase any Group Company’s or Blocker Corp’s equity securities, except issuances of any equity securities of any Group Company to another Group Company;

(v)                make any material change in the policies of such Group Company with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, other than in the ordinary course of business consistent with past practice;

(vi)              make any material change in its cash management practices or in the accounting methods, principles or practices used by such Group Company, except as required by Applicable Law or GAAP, as applicable;

(vii)            sell, license, lease, transfer, assign, abandon or otherwise dispose of any assets that are material to the business of the Group Companies, taken as a whole, or mortgage, pledge, or impose any Lien (other than a Permitted Lien) upon any assets of the Group Companies;

(viii)          materially increase the compensation payable to any executive employee of such Group Company;

(ix)              establish or enter into, terminate, or materially amend any material Employee Benefit Plan, or take any action to accelerate the vesting or funding (through a grantor trust or otherwise) or approve discretionary payments of any compensation or benefit under any material Employee Benefit Plan;

(x)                enter into, amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), (A) any Material Contract or (B) any Contract that, if in effect as of the date hereof would constitute a Material Contract, except (I) for terminations of Material Contracts as expressly provided for in this Agreement or (II) in the ordinary course of business consistent with past practice;

(xi)              enter into any Contract for the employment or engagement of any employee, officer, director, individual independent contractor or consultant of any Group Company providing for annual compensation in excess of $150,000 or provides for any severance or change-of-control payments;

(xii)            (A) make any loans, advances, or capital contributions to or investments in any Person or (B) except for the acquisition of inventory, goods, supplies, raw materials, vehicles and other equipment in the ordinary course of business consistent with past practice, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(xiii)          incur, assume or guarantee any Funded Indebtedness except as incurred in the ordinary course of business and that will be repaid in full prior to or at the Closing or be deemed Funded Indebtedness for purposes of calculating the Purchaser Price;

(xiv)          except in accordance with the capital budget of the Group Companies for the year ending August 31, 2023, commit or authorize any commitment to make any capital expenditures in excess of $1,000,000 in the aggregate;

(xv)            change any warranty policies in any material respect, except in the ordinary course of business consistent with past practice;

(xvi)          make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or Applicable Law;

(xvii)        abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Group Company IP Rights owned by a Group Company, or grant any right or license to any Group Company IP Rights owned by a Group Company other than (A) pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice and (B) the expiration of any Group Company IP Rights at the end of such Group Company IP Right’s statutory term;

(xviii)      terminate or adversely modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy, except in the ordinary course of business; or

(xix)          (A) commence any action, claim, litigation, or proceeding or (B) settle any action, claim, litigation, or proceeding that involves (1) any conduct remedy or restriction on the business of the Group Companies or any injunctive or equitable relief against the Group Companies after the Closing Date or (2) payment by the Group Companies in excess of $500,000 in the aggregate;

(xx)            (A) make or change any material tax election, (B) change an annual accounting period, adopt or change any accounting method, (C) file any amended Tax Return, (D) enter into any closing agreement, settle any Tax claim or assessment relating, or surrender any right to claim a refund of, in each case, with respect to a material amount of Taxes, or (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment outside the ordinary course of business, in each case, if such action would have the effect of increasing the Tax liability of Blocker Corp or the Group Companies any period ending after the Closing Date; or

(xxi)          agree, whether orally or in writing, to do any of the foregoing.

Nothing contained in this Agreement is intended to give any Purchaser Party, directly or indirectly, the right to control or direct the operations of the business of the Group Companies prior to the Closing.

Section 6.2              Transfer Taxes. All transfer Taxes, recording fees, documentary, sales, use, stamp, registration and other similar Taxes and all conveyances fees, recording charges, and other similar fees (including any penalties and interest in respect thereof) that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively “Transfer Taxes”) shall be borne by equally by the Purchaser and the Sellers, and Purchaser shall file all necessary Tax Returns and other documentation with respect to any such Taxes.

Section 6.3              Access. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained under Applicable Law or in any confidentiality agreements to which the Group Companies are subject, the Company shall provide to the Purchaser Parties and their authorized representatives, during normal business hours, reasonable access to (a) all books, records and Contracts of the Group Companies reasonably requested by the Purchaser Parties for purposes of integration planning following the consummation of the transactions contemplated by this Agreement, (b) the officers, employees, accountants, agents, properties, offices, facilities and other assets of the Group Companies reasonably requested by the Purchaser Parties for purposes of integration planning following the consummation of the transactions contemplated by this Agreement; provided, however, that no such access contemplated by this clause (b) or any contact with any aforementioned Persons may be made or attempted unless and until the Purchaser Parties have obtained the prior written consent (email being sufficient) therefor from a representative of Robert W. Baird & Co., which consent shall not be unreasonably withheld so long as the Representative or any designee thereof is permitted to attend or be present for any such access or contact, at its discretion, and (c) the Owned Real Properties and Leased Real Properties for purposes of completing Phase I environmental due diligence assessments (all in a manner so as to not interfere with the normal business operations of any Group Company); provided that any such access shall be subject to feasibility/permissibility under Applicable Law (including any COVID-19 Measures) and shall not include any sampling, monitoring or other surface, subsurface or invasive investigation, assessment or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation; provided, further, that, notwithstanding the foregoing, none of the Group Companies, nor any of their Affiliates or representatives, shall have any obligation to provide any Purchaser Party or any of their authorized representatives with access to (i) any documents relating to the transactions contemplated by this Agreement or the sale process relating to such transactions, (ii) any information which would reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges or (iii) if any Group Company or any of their respective Affiliates, on the one hand, and any Purchaser Party or any of their respective Affiliates, on the other hand, are adverse (or would reasonably be expected to become adverse) parties in a litigation or similar proceeding, any information that is reasonably pertinent thereto. All of such information provided shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and Purchaser and Merger Sub agree that each shall be bound by the Confidentiality Agreement to the same extent as ERICO Corporation International.

Section 6.4              Efforts to Consummate.

(a)                Subject to the terms and conditions herein provided, the Purchaser Parties, the Company and Blocker Corp shall each use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). The Purchaser Parties, the Company and Blocker Corp shall each use reasonable best efforts to obtain consents of all Governmental Entities (including the expiration or termination of the HSR waiting period (and any extensions thereof)) necessary to consummate the transactions contemplated by this Agreement. All HSR Act filing fees and any filing fees in connection with any applicable foreign antitrust or competition laws shall be borne by Purchaser and Purchaser shall reimburse the Representative or its applicable Affiliates at Closing for all HSR Act filing fees and any filing fees in connection with any applicable foreign antitrust or competition laws borne by the Group Companies, Blocker Corp, the Representative or their Affiliates prior to Closing. Each party hereto shall have made or shall make an appropriate filing, if necessary, pursuant to the HSR Act and any applicable foreign antitrust or competition laws with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement (and in any event, within ten (10) Business Days of the date of this Agreement in connection with any filings required pursuant to the HSR Act) (and such filing shall request “early termination” of any applicable waiting periods), and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act (a “Second Request”) and any foreign antitrust or competition laws. Without limiting the foregoing, (i) the Group Companies, the Purchasers and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or any foreign antitrust or competition laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto, and (ii) each Purchaser Party agrees to promptly take all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, provided, however, that any such actions and the term “reasonable best efforts”, for purposes of this Section 6.4, shall exclude, and nothing in this Agreement shall require any Purchaser Party or Group Company to undertake, (A) selling, licensing or otherwise disposing of, or holding separate or agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of either Purchaser or its Affiliates, (B) terminating, amending or assigning existing relationships or contractual rights or obligations or (C) amending, assigning or terminating existing licenses or other agreements or entering into such new licenses or other agreements if taking any such action set forth in any of clauses (A), (B) or (C) would reasonably be expected to be adverse in any material respect to the business, financial condition or results of operations of the Group Companies, taken as a whole, or the Guarantor and its subsidiaries, taken as a whole.

(b)                In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an Order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)                Each party hereto shall promptly notify the other parties hereto of any substantive communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted by law, permit the other parties hereto to review in advance any proposed substantive communication by it to any Governmental Entity. No party hereto shall agree to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other parties hereto in advance or is otherwise required by law and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate at such meeting. Each party hereto will provide the other parties hereto with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. The parties hereto may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.4(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, subject to Applicable Law, the parties hereto shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any party hereto.

(d)                No Purchaser Party shall, and each Purchaser Party shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period (and any extensions thereof); (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(e)                The Company shall, and shall cause the Group Companies to, use commercially reasonable efforts to obtain any consents, waivers or approvals that are required under any Contracts set forth on Schedule 6.4(e) in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of the Group Companies, Blocker Corp, the Sellers, the Representative, Purchaser Parties or any of their respective Affiliates will be required to (i) expend any money, including payment of any consent or other similar fee, “profit sharing” or other similar payment, (ii) commence any litigation or arbitration proceeding or (iii) grant any accommodation (financial or otherwise), including agreeing to any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract, or the provision of additional security (including a guaranty), in each case, in connection with the obtaining of any consent, waiver or approval of any Person under any such Contract. Purchaser Parties acknowledge and agree that in no event shall any failure to obtain any such consents, waivers or approvals be deemed to be a breach or deemed breach of any representation, warranty or covenant of this Agreement, and no condition set forth in Article 7 shall be deemed unsatisfied as a result thereof.

Section 6.5              Indemnification; Directors’ and Officers’ Insurance.

(a)                Until the sixth anniversary of the Closing, the Purchaser Parties agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of the current or former directors, officers, employees and agents of Blocker Corp or any Group Company, as provided in Blocker Corp’s or such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters or facts occurring, arising or existing on or prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that the Purchasers shall cause Blocker Corp and each Group Company to perform and discharge such Person’s obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by Applicable Law, such indemnification shall be mandatory rather than permissive, and the Purchasers shall cause Blocker Corp and each Group Company to advance expenses in connection with such indemnification as provided in Blocker Corp’s or such Group Company’s Governing Documents or other applicable agreements. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the indemnification and liability limitation or exculpation provisions of Blocker Corp’s and the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of Blocker Corp or a Group Company, unless such modification is required by Applicable Law.

(b)                The Purchasers shall cause Blocker Corp and the Group Companies to, and Blocker Corp and the Group Companies shall, purchase and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Group Companies’ and/or Blocker Corp’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ and Blocker Corp’s current directors’ and officers’ liability insurance policies; provided, however, that in no event shall such policy have a total cost in excess of 250% of the current annual premiums payable by Blocker Corp and the Group Companies under the currently effective directors’ and officers’ liability insurance policy, provided, further, that the Group Companies and Blocker Corp may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c)                The current and former directors, officers, employees and agents of each Group Company and Blocker Corp entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchasers, Blocker Corp and the Group Companies.

Section 6.6              Documents and Information. After the Closing Date, the Purchasers shall, and shall cause the Group Companies and Blocker Corp to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies and Blocker Corp in existence as of immediately prior to the Closing on the Closing Date and make the same available for inspection and copying by the Representative (at Representative’s expense) during normal business hours of the Group Companies or Blocker Corp, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Purchaser, Blocker Purchaser, Blocker Corp or any Group Company without first advising the Representative in writing and giving the Representative (at Representative’s expense) a reasonable opportunity to obtain possession thereof.

Section 6.7              Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each Purchaser Party hereby agrees that, other than as expressly provided for under, and subject to the limitations set forth in, clause (b) of Section 6.3, it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company or Blocker Corp or the transactions contemplated by this Agreement without the prior consent of a representative of Robert W. Baird & Co.

Section 6.8              Employee Benefits Matters.

(a)                During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Purchaser shall provide each employee of each Group Company who is employed by a Group Company or any of its Affiliates prior to the Closing and who continues to be so employed as of immediately following the Closing (the “Closing Date Employees”) with: (i) a base salary or hourly wage rate (as applicable) and target annual cash bonus and other incentive compensation opportunities (excluding equity arrangements) that are (A) prior to January 1, 2024, no less favorable than those provided to such employee immediately prior to the Closing Date and (B) on or after January 1, 2024, in the aggregate, no less favorable than those provided to such employee immediately prior to the Closing Date and (ii) employee benefits (including severance but excluding equity arrangements) that either are (A) no less favorable, in the aggregate, than the Employee Benefit Plans (excluding equity arrangements) provided to the Closing Date Employees as of the Closing Date, or (B) on or after January 1, 2024, the same as the Purchaser provides to its similarly situated employees. Purchaser further agrees that, from and after the Closing Date, Purchaser shall and shall cause each Group Company and its Affiliates to grant the Closing Date Employees credit for any service with a Group Company earned prior to the Closing Date (x) for eligibility and vesting purposes and (y) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Purchaser or the Group Companies or any of their Affiliates on or after the Closing Date (the “New Plans”) to the same extent such service was relevant for the comparable benefit or compensation plan, program, agreement or arrangement of the Group Company. In addition, Purchaser shall: (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under such New Plans to the extent waived or satisfied by an employee (or dependent) under the Employee Benefit Plans as of the Closing Date, provided that the foregoing obligation is qualified in its entirety by the consent of any insurance carrier that insures benefits under any New Plan, which Purchaser shall use reasonable business efforts to obtain, and (B) cause any deductible, coinsurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under the New Plans in the year of initial participation if such initial participation occurs in the middle of a plan year. Purchaser agrees that Purchaser and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or Applicable Law.

(b)                At least three (3), but not more than five (5), Business Days preceding the Closing Date, the Company will provide Purchaser with an updated list containing the information described in the first sentence of Section 4.13(b) to reflect any changes in the information previously provided to Purchaser through the date such updated list is provided to Purchaser. In addition, the Company will promptly provide Purchaser with copies of any communications to or from any Multiemployer Plan that occur between the date of signing of this Agreement and the Closing Date, and if a Multiemployer Plan provides a notice of assessment of withdrawal liability to the Company, then upon the request of Purchaser, the Company will cooperate with Purchaser to provide such information as Purchaser reasonably requests to analyze the amount of such assessment and if the Company and Purchaser reasonably agree that the assessment is or may be incorrect, the Company will request a review of such assessment by the Multiemployer Plan.

(c)                The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 6.8. This Section 6.8 shall not be deemed to (i) establish, amend or modify any Employee Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Purchaser, any Group Company, Sellers, or any of their respective Affiliates, (ii) alter or limit the ability of the Purchaser, the Group Companies, Sellers or any of their applicable Affiliates to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser, any of the Group Companies, Sellers or any of their applicable Affiliates, or constitute or create an employment agreement with any employee, subject to Applicable Laws.

(d)                Section 280G Matters

(i)                 Prior to the Closing Date, if required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with any of the transactions contemplated by this Agreement, as promptly as practicable after the execution and delivery of this Agreement, but no later than two (2) Business Days prior to the Closing Date, the Group Companies shall submit to the applicable direct or indirect stockholders (collectively, the “Stockholders”) (in a manner reasonably satisfactory to Purchaser) for execution and approval by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any payments or benefits to be provided as a result of or in connection with the transactions contemplated by this Agreement that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (determined without regard to the exceptions contained in Section 280G(b)(4)) of the Code or any corresponding or similar provision of any state, local or foreign Law (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Group Companies in a manner that intended to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Prior to the Closing Date, the Company shall deliver to the Purchaser (A) copies of all consents that have been executed by the Stockholders in connection with the foregoing Stockholder vote procedures and (B) a written statement specifying whether the requisite vote has or has not been achieved.

(ii)               Subject to the last sentence of Section 6.8(d)(iii), the Group Companies agree that: (A) in the absence of such Stockholder approval, no Section 280G Payments shall be made to any Persons who executed and delivered to the Group Companies a Parachute Payment Wavier; and (B) promptly after execution of this Agreement, and prior to the submission to the Stockholders of the written consent described herein and any related disclosure of the Section 280G Payments, the Group Companies shall deliver to Purchaser all executed waivers the Group Companies receive, in form and substance reasonably satisfactory to Purchaser, from each Person who is reasonably expected to receive any Section 280G Payment (the “Parachute Payment Waivers”).

(iii)             The form and substance of all stockholder approval documents contemplated by this Section 6.8(d), including the waivers, disclosure statement and written consent, and any mathematical analysis of the Section 280G Payments, shall be subject to the prior review and approval of Purchaser (such approval not to be unreasonably withheld, conditioned or delayed). The Group Companies shall provide such documentation and information to Purchaser for its review and approval no later than five (5) Business Days prior to soliciting waivers from the “disqualified individuals,” and the Group Companies shall incorporate all reasonable comments from Purchaser thereon. Notwithstanding the foregoing, the Group Companies shall not be violation of the provisions of this Section 6.8(d) solely as a result of the refusal of any disqualified individual to execute the Parachute Payment Waiver, so long as the Group Companies used commercially reasonable efforts to solicit such Parachute Payment Waiver (provided that the Group Companies shall not be required to provide any additional value to such disqualified individual in order to receive such Parachute Payment Waiver).

Section 6.9              No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, shall be issued or made by any party hereto (nor will any party permit any of its advisors, employees, agents, representatives or Affiliates to do any thereof) without the prior approval of the Representative and Purchaser, (a) unless, in the reasonable opinion of counsel, such communication is required by Applicable Law or by any listing agreement with, or the listing rules of, a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure, in which case the Representative and Purchaser shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, (b) except for disclosure reasonably required in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, or (c) except that the Company and Purchaser shall mutually agree on press releases and other public announcements to be issued after each of the execution of this Agreement and the Closing. Nothing herein shall prevent any party hereto or any Affiliate thereof which is a private equity or other investment fund from making customary disclosures to its investors or potential investors who are subject to customary confidentiality restrictions. For the avoidance of doubt, the parties hereto acknowledge and agree that the Representative and its Affiliates and representatives may provide general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance and improvements) in connection with the Representative or its Affiliates’ fund raising, marketing, informational or reporting activities. Following the Closing, the Representative and its Affiliates may use and reference the names of Blocker Corp and each Group Company and the associated marks and logos for the purpose of describing the historical relationship of the Group Companies with the Representative and its Affiliates (including on their respective web sites) and the Company hereby grants (and agrees to cause each Group Company to grant) to the Representative and its Affiliates a royalty-free, non-exclusive right and license to use each Group Company’s names and the associated marks and logos solely for such purpose. Nothing herein shall prevent Purchaser and its Affiliates from making disclosures (i) in Purchaser’s and its Affiliates filings with the U.S. Securities and Exchange Commission that are consistent with press releases that were previously issued by Purchaser or its Affiliates in accordance with this Section 6.9 or (ii) to any Person that are customary in connection with the Financing, including in offering or private placement memoranda, rating agency presentations, lender presentations, road show presentations, prospectuses or other disclosure documents related to the Financing. Nothing herein shall prevent Purchaser and its Affiliates from filing this Agreement as an exhibit to a Current Report on Form 8-K with the U.S. Securities and Exchange Commission after the execution of this Agreement.

Section 6.10           No Injunction. Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition that would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

Section 6.11           Straddle Periods. For purposes of allocating Taxes (or refunds or credits thereof) pursuant to this Agreement, any such Taxes attributable to any Straddle Period shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date (i) in the case of any Taxes imposed on a periodic basis (such as any real property Taxes, ad valorem or similar Taxes), the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of all other Taxes not described in clause (i) above, including (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, or (B) imposed in connection with the sale, transfer or assignment of property on a closing of the books basis, including, with respect to the Company Units; in accordance with Section 706 of the Code utilizing a calendar day convention; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall instead be apportioned on a per diem basis, provided further that any Transaction Tax Deductions shall be included as deductions of Blocker Corp and the Group Companies in Pre-Closing Tax Periods to the maximum extent permitted under Applicable Law applying a MLTN Standard.

Section 6.12           Tax Returns.

(a)                Purchaser shall, at its own expense, prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Pass-Through Tax Returns for any Straddle Periods (each, a “Straddle Pass-Through Tax Return”). The Representative shall, at its own expense (to the extent not paid prior to the Closing Date), prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all other Pass-Through Tax Returns for any Pre-Closing Tax Periods (excluding any Straddle Periods) that are due (including extensions) after the Closing Date and not filed prior to the Closing Date (each, a “Pre-Closing Pass-Through Tax Return”). Any such Straddle Pass-Through Tax Return and Pre-Closing Pass-Through Tax Returns shall be prepared in accordance with the prior positions and practices of the relevant Group Company or Blocker Corp, as applicable (unless otherwise required by Applicable Law applying a MLTN Standard or under this Agreement) and shall be delivered to the non-preparing party for its review and approval at least thirty (30) calendar days prior to the due date (including extensions) for such Straddle Pass-Through Tax Return or Pre-Closing Pass-Through Tax Return, and the preparing party (as applicable) shall incorporate any reasonable comments timely provided by the non-preparing party with respect to any such Straddle Pass-Through Tax Return or Pre-Closing Pass-Through Tax Return.

(b)                Purchaser and the Company shall use reasonable best efforts to provide each Company Equityholder (other than Blocker Corp) with a Schedule K-1 (and similar applicable state Tax Returns), reflecting such Company Equityholder’s allocable share of the Company’s U.S. federal and state taxable income for the taxable period ending on December 31, 2023, by June 30, 2024.

(c)                For the avoidance of doubt: (i) Purchaser and the Representative shall cause each of the Group Companies that is treated as a partnership for U.S. federal Income Tax purposes to (x) adopt the interim closing of the books method utilizing a calendar day convention pursuant to Section 706(d) of the Code and Treasury Regulations thereunder (and any correspondence or similar Applicable Law) with respect to the transactions contemplated under this Agreement, and (y) to file a Section 754 Election (to the extent such election is not already in place); (ii) Purchaser and the Representative shall treat the Closing Date as the last day of the taxable period of Blocker Corp for all U.S. federal and applicable state Income Tax purposes, and Purchaser shall cause Blocker Corp to join Purchaser’s “consolidated group” (as defined in Treasury Regulations § 1.1502-76(h)) effective on the day after the Closing Date; and (iii) any Transaction Tax Deductions shall be reported as deductions of Blocker Corp and the Group Companies in Pre-Closing Tax Periods in connection with the filing of any Tax Return pursuant to this Section 6.12 to the maximum extent permitted under Applicable Law applying a MLTN Standard.

(d)                Purchaser shall not, and shall not permit any of its Affiliates, including Blocker Corp or any Group Company, to: (i) amend or refile any Pre-Closing Pass-Through Tax Return or Straddle Period Pass-Through Tax Return of or with respect to any Group Company; (ii) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Pass-Through Tax Return or Straddle Period Pass-Through Tax Return (other than filing such Tax Return on automatic extension in the ordinary course of business); (iii) voluntarily approach any Taxing Authority or initiate any “voluntary disclosure” with respect to any Pre-Closing Tax Period; or (iv) except as otherwise contemplated by this Agreement, make any Tax election, or change any accounting method that may reasonably be expected to result in an increase in Tax liabilities, or a decrease in the availability of any Tax attributes, of the Sellers, Blocker Corp or any Group Company for any Pre-Closing Tax Period or Straddle Period, in each case, without the Representative’s prior written consent (not to be unreasonably withheld, conditioned, or delayed); provided, that the parties agree that it shall be unreasonable for the Representative to withhold its consent to an item described in clause (iii) to the extent such action is required to be taken by Applicable Law.

(e)                The parties hereto acknowledge that for U.S. federal and applicable state and local Income Tax purposes the distributions undertaken pursuant to the Reorganization are intended to qualify as a series of liquidating and non-liquidating distributions in respect of which no gain or loss is recognized pursuant to Section 731 of the Code (the “Intended Tax Treatment”). Each of the parties hereto further agrees to (and shall cause their Affiliates to) file their respective Tax Returns in a manner consistent with the Intended Tax Treatment (including for purposes of the determination of Accrued Income Taxes) and further agrees to not (and shall cause their Affiliates to not) take any position that is inconsistent with the Intended Tax Treatment unless otherwise required by applicable Law.

(f)                 On or before the Closing, the Company shall cause ECM Blocker LLC to file a properly completed and fully executed Form 8832 with the Internal Revenue Service requesting that ECM Blocker LLC change its classification for federal income Tax purposes from a corporation to a disregarded entity effective as of the earliest date permitted pursuant to Revenue Procedure 2009-41.

Section 6.13           Cooperation. The Purchasers and the Representative shall cooperate in good faith, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns with respect to Blocker Corp and the Group Companies and any Tax proceeding related thereto. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary herein, the Purchasers and the Representative agree that each party will retain, or cause its respective Affiliates to retain, as the case may be, all books and records with respect to Tax matters pertinent to Blocker Corp and the Group Companies relating to any taxable period beginning on or prior to the Closing Date until the expiration of the statute or period of limitations of the respective taxable periods (assuming for this purpose the applicable all Tax Returns have been timely filed, after taking into account any requested or automatic extensions). The Purchasers, the Group Companies, the Blocker Corp and the Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated by this Agreement (including, but not limited to, any withholding Taxes or transfer Taxes).

Section 6.14           Tax Contests. The Representative shall have the right to control, at its expense, the portion of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment of the Group Companies or Blocker Corp (“Tax Contest”) attributable to a Pre-Closing Pass-Through Tax Return; provided that, Purchaser shall have the right to participate at its own expense in any such Tax Contest, and the Representative shall not settle or compromise any Tax Contest without Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed). Purchaser shall have the right to control, at its own expense, the portion of any Tax Contest attributable to a Straddle Pass-Through Tax Return, provided that, the Representative shall have the right to participate at its own expense in any such Tax Contest, and Purchaser shall not settle or compromise any such Tax Contest without the Representative’s consent (which shall not be unreasonably withheld, conditioned or delayed). Purchaser shall give prompt written notice of any Tax Contest with respect to a Pre-Closing Pass-Through Tax Return or Straddle Period Pass-Through Tax Return to the Representative and shall execute appropriate powers of attorney to the extent necessary so as to allow the Representative to control and settle or compromise or participate in any such Tax Contest to the extent required or permitted by this Section 6.14. Notwithstanding anything to the contrary herein, Purchaser may make or require an election to push out any final partnership adjustments to the partners under Section 6226(a) of the Code (or any corresponding elections under Applicable Law) with respect to a Pass-Through Tax Return for a Pre-Closing Tax Period or Straddle Period.

Section 6.15           Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding on the Blocker Corp or the Group Companies (excluding any Contract entered into in the Ordinary Course of Business the principal purpose of which is not Taxes) shall be terminated as of the Effective Time. After the Effective Time, none of Blocker Corp or the Group Companies, nor any of their respective Affiliates and representatives, shall have any further rights or liabilities thereunder.

Section 6.16           Representation and Warranty Policy. Exhibit F sets forth the conditional binder agreement pursuant to which Purchaser has obtained a buyer-side representation and warranty insurance policy underwritten by Euclid Transactional, LLC (the “Representation and Warranty Policy”). On or before the Closing Date, Purchaser shall obtain and bind the Representation and Warranty Policy. The Representation and Warranty Policy shall provide that the insurers thereunder may not seek to or enforce any subrogation rights it might have against any Seller (except in the case of Fraud by such Seller). The cost of the Representation and Warranty Policy and any fees, costs or deductibles associated therewith shall be borne solely by Purchaser. Purchaser agrees not to make, enter into or consent to, any amendment to the Representation and Warranty Policy following the Closing that would adversely affect the rights or obligations of the Sellers hereunder or thereunder without the prior written consent of the Representative.

Section 6.17           Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and Blocker Corp shall not take, nor shall they permit any of their respective Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Purchaser Parties or their Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of any of the Group Companies’ or Blocker Corp’s equity securities or any merger, sale of assets outside of the ordinary course of business or similar transaction involving or relating to any Group Company or Blocker Corp, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”), and the Company and Blocker Corp shall, and shall cause their respective Affiliates and shall direct their respective officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction.

Section 6.18           Blocker Corp Name Change. Promptly (and not later than three (3) Business Days) after the Closing, the Purchasers shall cause the name of Blocker Corp to be changed so that it does not contain the word “Sentinel” and will provide Representative with documentation reasonably acceptable to Representative demonstrating such name change.

Section 6.19           Financing.

(a)                The Company and Blocker Corp shall, and the Company shall cause each Group Company to, at the sole expense of the Purchasers, use commercially reasonable efforts to provide on and prior to Closing such cooperation as may be reasonably requested by the Purchasers upon reasonable advance notice in connection with the arrangement of any Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, Blocker Corp or any Group Company). Without limiting the generality of the foregoing sentence, the Company and Blocker Corp shall, and the Company shall cause each Group Company to, use commercially reasonable efforts at and prior to Closing to, at the sole expense of the Purchasers:

(i)                 as promptly as reasonably practicable provide customary information (financial information (including up to two years of audited financial statements and applicable unaudited interim financial statements prepared in accordance with GAAP), or as otherwise pertinent) relating to Blocker Corp and the Group Companies to the Financing Sources (including information to be used in the preparation of an information package regarding the business and operations of Blocker Corp and the Group Companies and, in the case of any required pro forma financial statements, reasonably cooperating with Purchaser with respect to Purchaser’s preparation of pro forma financial statements, in each case, customary or reasonably necessary for the completion of any Financing) to the extent reasonably requested in writing by the Purchaser and reasonably necessary or customary to prepare customary offering or information documents to be used for the completion of any Financing, and otherwise provide customary information, documents, authorization letters, and certificates, enter into agreements, and take other actions that are or may be customary in connection with any Financing or necessary to permit the Purchaser or any of its Affiliates to fulfill conditions or obligations under any Financing document (including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations to the extent requested in writing at least five (5) Business Days prior to the Closing); provided that all such authorization, execution and delivery (excluding any customary authorization and representation letters required by any Financing Source and customarily effective prior to the closing of an acquisition) shall be deemed to become effective only if and when the Closing occurs and shall be based on authorizations (including appointment of directors and authorized officers) provided by, and derived exclusively from the authority of, the Purchasers as the controlling equityholder of Blocker Corp and the Group Companies as constituted upon giving effect to the Closing;

(ii)               cooperate with the customary marketing and syndication efforts of the Purchaser, its Affiliates, and the Financing Sources, including making available appropriate personnel with appropriate seniority (including auditors of Blocker Corp and the Group Companies), participating in a reasonable number of management and other meetings, lender presentations, due diligence sessions, drafting sessions, road shows, and rating agency presentations, on a customary and reasonable basis and upon reasonable advance notice, at reasonable times and locations in connection with the Financing, and providing such information as may be necessary (provided that the Company has been given reasonable and appropriate advance opportunity to review such marketing materials), so that any written marketing materials solely as they relate to Blocker Corp or any Group Company do not and will not contain any material misstatement of fact relating to Blocker Corp or any Group Company and do not omit and will not omit to state any material fact necessary to make the statements therein relating to Blocker Corp or any Group Company, in light of the circumstances under which they were made, not misleading;

(iii)             provide reasonable and customary assistance with the preparation of customary offering memoranda, rating agency presentations, lender presentations, roadshow presentations, private placement memoranda, prospectuses, and other similar documents, including records, data, or other information with respect to Blocker Corp or any Group Company reasonably necessary to support any statistical information or claims relating to Blocker Corp or any Group Company reasonably requested by the Financing Sources and appearing in the aforementioned materials of the type that would be customarily required for any Financing;

(iv)              furnish the Purchaser and the Financing Sources as promptly as practicable with financial statements and all other pertinent financial information about Blocker Corp or any Group Company in connection with the Financing and reasonably necessary to allow the Purchaser to prepare pro forma financial statements (including, without limitation, for the most recent four fiscal quarter period ended at least forty-five (45) days prior to the Closing Date) prepared in accordance with GAAP, financial data, business, and other information regarding Blocker Corp or any Group Company of the type that would be required by Regulation S-X (including Rule 3-05 thereof, but excluding segment information, Rules 3-03(e), 3-09, 3-10, and 3-16 of Regulation S-X) and Regulation S-K (other than Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A or IC-27444A), in each case to the extent necessary for the Financing Sources to receive from the independent auditors of Blocker Corp and the Group Companies customary “comfort” (including “negative assurance” comfort) with respect to the financial information of Blocker Corp and the Group Companies (on customary terms and consistent with the accountants’ customary practice) to be included in such offering memorandum, prospectus, private placement memorandum or other offering document and which, with respect to any interim financial statements, shall have been reviewed by independent auditors of Blocker Corp and the Group Companies as provided in AU 722; provided that the foregoing shall not include, and notwithstanding anything to the contrary herein the Purchaser and/or its Affiliates shall be solely responsible for, the preparation of pro forma financial statements, cost savings, synergies, capitalization, and other pro forma adjustments desired to be incorporated into any pro forma financial information;

(v)                use commercially reasonable efforts to cause to be furnished consents of the auditor of Blocker Corp and the Group Companies for use of its audit reports in any materials related to the Financing (including any bonds) and in connection with any filings with any Governmental Entity (excluding statutory foreign auditor consents);

(vi)              subject to customary confidentiality provisions, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors (including customary 10b-5 and material non-public information representations), to the extent the Company has had a reasonable time period to review such information;

(vii)            assist the Purchasers and its Affiliates in ensuring that the syndication efforts relating to any Financing benefit from the existing banking relationships of Blocker Corp and the Group Companies;

(viii)          execute and deliver, and facilitate the execution and delivery of, any definitive Financing documents (and assist in the preparation of applicable schedules and other information necessary in connection therewith), certificates, and other documents as may be reasonably requested by the Purchasers (including any credit agreements, indentures, notes, hedging arrangements, and other certificates and documents and back-up therefor as may be reasonably requested), including by (A) requesting that the appropriate members of the governing bodies and the appropriate officers of Blocker Corp and each Group Company be available to the Purchasers and their counsel to sign resolutions, certificates, and documents (in each case to be held in escrow pending the Closing) in connection with the authorization of the Financing and the related documentation and the execution and delivery thereof in anticipation of the Closing (provided that all such authorization, execution, and delivery shall be deemed to become effective only if and when the Closing occurs and shall be based on authorizations (including appointment of directors and authorized officers) provided by, and derived exclusively from the authority of, the Purchasers as the controlling equityholder of Blocker Corp and the Group Companies as constituted after giving effect to the Closing), and (B) cooperating with the Purchasers to appoint the Purchasers’ designees to the governing body of Blocker Corp and each Group Company immediately upon the Closing (provided that all such appointments shall be deemed to become effective only if and when Closing occurs and shall be based on authorizations (including appointment of directors and authorized officers) provided by, and derived exclusively from the authority of, the Purchasers as the controlling equityholder of Blocker Corp and the Group Companies as constituted after giving effect to the Closing); and

(ix)              supplement the information regarding Blocker Corp and the Group Companies provided pursuant to the foregoing provisions of this Section 6.19(a) from time to time on a reasonably current basis to the extent that any such information, to the knowledge of Blocker Corp or any Group Company, when taken as a whole and in light of the circumstances under which such information was furnished, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

Notwithstanding anything to the contrary herein, (1) except as otherwise set forth in this Agreement, prior to the Closing, neither the Company, nor Blocker Corp, nor any Group Company, nor any of their respective Affiliates, nor any of their respective directors, officers, employees or agents, shall be required to pay any commitment or other similar fee, incur or become subject to any other expense, liability or obligation (other than reasonable out-of-pocket costs, subject to reimbursement by the Purchaser Parties in accordance with this Agreement), or provide or agree to provide any indemnity in connection with any Financing; (2) neither the Company, Blocker Corp nor any Group Company nor any of their respective officers, directors, or employees shall be required to (A) authorize, execute or enter into or perform any agreement with respect to any Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing (other than any customary authorization letters and any representation letters required by Blocker Corp’s or any Group Company’s auditors in connection with the delivery of “comfort letters” in each case as contemplated above), (B) enter into any resolution, consent, approval or similar corporate action, including any relating to approving the Financing or any guarantee or pledge of assets in connection therewith that is not contingent on the Closing or (C) make any representation, warranty or certification as to which the Company, Blocker Corp or any Group Company has determined reasonably and in good faith that such representation, warranty or certification is not true; (3) nothing shall obligate the Company, Blocker Corp or any Group Company to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of Applicable Law (and the Company or Blocker Corp shall provide prompt written notice to the Purchaser of any such failure to act or to provide information, describing in reasonable detail the basis therefor); (4) nothing herein shall require cooperation or other actions or efforts on the part of Blocker Corp, any Group Company or any of their Affiliates, or any of their respective directors, officers, employees or agents, in connection with the Financing to the extent it would interfere unreasonably or materially with the business or operations of the Group Companies or any of their respective Affiliates; (5) nothing herein shall require the board of directors or similar governing body of Blocker Corp or any Group Company, prior to the Closing, to adopt resolutions approving the agreements, documents or instruments pursuant to which the Financing is made (with such approval only by authorizations (including appointment of directors and authorized officers) provided by, and derived exclusively from the authority of, the Purchaser as the controlling equityholder of Blocker Corp and the Group Companies as constituted after giving effect to the Closing); (6) nothing herein shall require cooperation that would cause any director, manager, officer, employee, stockholder, or equityholder of any Group Company or Blocker Corp to incur any personal liability; (7) nothing herein shall require cooperation that would require providing access to or disclosing information that any Group Company or Blocker Corp determines reasonably and in good faith would be reasonably likely to waive any legal privilege of the Group Company or Blocker Corp or any of their Affiliates (and Blocker Corp shall provide prompt written notice to the Purchaser of any such determination); (8) nothing herein shall require cooperation that would violate, or result in the waiver of any benefit under, any material agreement (not entered into in contemplation hereof), this Agreement, or any Applicable Law to which any Group Company or Blocker Corp is a party or to which any Group Company or Blocker Corp is subject (and Blocker Corp shall provide prompt written notice to the Purchaser of any such violation or waiver), provided, that the Group Companies and Blocker Corp, as applicable, shall take commercially reasonable steps to obtain any necessary consent to permit such cooperation to the extent such a violation or waiver would otherwise occur as a result of such cooperation; (9) no Group Company or Blocker Corp shall be required to provide, and the Purchaser Parties shall be solely responsible for, (x) any description of all or any component of the Financing or (y) risk factors or other forward-looking statements relating to all or any component of the Financing; and (10) any documentation, agreement, instrument or certificate required to be delivered by any Group Company or Blocker Corp or its directors, officers or employees on or after the Closing in connection with the Financing shall become effective immediately after giving effect to the Closing (with such execution and delivery only by Persons who will be acting in such capacity for such applicable Persons following the Closing (and no certificate shall in any event require any Person to make a certification that, in such Person’s reasonable good faith determination, is not true)). All information provided or made available by or on behalf of any Group Company or Blocker Corp pursuant to this Section 6.19(a) shall be kept confidential in accordance with the Confidentiality Agreement. The Purchaser Parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement is not subject to, or otherwise conditioned on, the receipt by the Purchaser Parties of the proceeds of the Financing or any other financing (debt or equity).

(b)                The Purchasers (i) shall, promptly upon request by the Company or Blocker Corp accompanied by a reasonably detailed invoice, reimburse the Company or Blocker Corp for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable attorneys’ fees of one counsel and (B) fees and expenses of accounting firms engaged to assist in connection with any Financing, including performing additional requested procedures (including incremental fees and expenses for any expedited or other reviews by independent auditors of Blocker Corp and the Group Companies as provided in AU 722), reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by Blocker Corp and/or the Group Companies or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with cooperation of the Company, Blocker Corp and the Group Companies in satisfying their obligations under Section 6.19(a), and (ii) shall indemnify and hold harmless the Company, Blocker Corp and the Group Companies and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under Section 6.19(a) and any information utilized in connection therewith (other than historical information relating to the Company or other information furnished in writing by or on behalf of the Company for use in connection with the Financing) except to the extent that such loss arises from the Company’s, Blocker Corp’s or any of the Group Companies’ or any of their respective representative’s fraud or willful misconduct as determined by a court of competent jurisdiction pursuant to a final non-appealable judicial determination.

(c)                The Purchaser Parties will use commercially reasonable efforts to consummate the Financing to the extent necessary to consummate the transactions contemplated by this Agreement. Such actions shall include, but not be limited to, using commercially reasonable efforts to do the following (in each case, subject to mandatory reductions (if any) in the amount of the Financing contemplated under the Financing Commitment Letters, in each case in accordance with the terms of the Financing Commitment Letters, and in each case to the extent necessary to consummate the Financing and to the extent necessary to consummate the transactions contemplated by this Agreement): (i) maintain in effect the Financing Commitment Letters (unless as a result of definitive documents having been entered into with respect to all or any of them; provided that the amount that expired or terminated at any time under the Financing Commitment Letters shall not exceed the amount committed under such definitive documents except to the extent the difference is not necessary to consummate the transactions contemplated by this Agreement); (ii) satisfy on a timely basis all conditions to the Financing under the Financing Commitment Letters that are within its control; (iii) negotiate, execute and deliver the definitive agreements, documents and certificates contemplated by the Financing that reflect the terms contained in the Financing Commitment Letters; and (iv) obtain the full amount of the Financing under the Financing Commitment Letters to the extent necessary to consummate the transactions contemplated by this Agreement. Further, the Purchaser Parties shall use commercially reasonable efforts to enforce their rights under the Financing Commitment Letters and cause the lenders thereunder to fund the full amount of the Financing under the Financing Commitment Letters to the extent necessary to consummate the transactions contemplated by this Agreement. The Purchaser Parties shall not permit or agree to permit, without the prior written consent of Blocker Corp and the Company, any material amendment or modification to be made to, or any material waiver of any provision or remedy under, the Financing Commitment Letters (it being understood that the exercise of any “market flex” provisions contained in the applicable fee letter shall be deemed not to be an amendment, modification or waiver) to the extent the Financing Commitment Letters are necessary to consummate the Financing and the transactions contemplated by this Agreement, in any such case if such amendment, modification or waiver would reasonably be expected to (w) impose material new or additional conditions, or otherwise modify or expand in any material respect any of the conditions, to the receipt of the Financing thereunder, (x) reduce the aggregate amount of the Financing thereunder (including by changing the amount of fees to be paid or original issue discount) thereunder, other than to the extent in accordance with Section 6.19(e), (y) other than to the extent in accordance with Section 6.19(e), make it less likely that the Financing thereunder would be funded (including by making the conditions to obtaining such Financing less likely to occur) or otherwise prevent or delay or impair in any material respect the ability or likelihood of Purchaser to timely consummate the Financing thereunder and (z) other than to the extent in accordance with Section 6.19(e), adversely impact the ability of Purchaser to enforce their rights against the other parties to the Financing Commitment Letters; provided, that the Purchaser may amend, supplement or modify the Financing Commitment Letters to add lead arrangers, bookrunners, syndication agents or similar entities (which additional lead arrangers, bookrunners, syndication agents or similar entities may also become Financing Sources). The Purchaser Parties shall give Blocker Corp and the Company prompt notice of any material breach by any party to the Financing Commitment Letters of which any of the Purchaser Parties becomes aware. Without limiting the Purchaser Parties’ other obligations under this Agreement, but subject to Section 6.19(e), if a Financing Failure Event occurs, the Purchaser Parties shall notify Blocker Corp and the Company of such Financing Failure Event, use commercially reasonable efforts to obtain alternative financing from alternative financing sources on terms (including structure, covenants and pricing) not materially less beneficial to the Purchaser Parties (as reasonably determined by the Purchaser Parties), with financing sources reasonably satisfactory to the Purchaser Parties, in an amount sufficient, and to the extent necessary, to consummate the transactions set forth in this Agreement to occur on the Closing Date, as promptly as practicable following the occurrence of such event, and use commercially reasonable efforts to obtain, and when obtained, provide Blocker Corp and the Company with a copy of, one or more new financing commitments that provide for such alternative financing. Upon reasonable request therefor, the Purchaser Parties shall (x) keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange and consummate the Financing and (y) deliver to the Company copies of any such material amendment, restatement, amendment and restatement, supplement, modification, replacement, or waiver described in this section (any fee letter relating to which may be redacted in the same manner as the initial Financing Commitment Letters).

(d)                Purchasers affirm that it is not a condition to Closing or to any of its obligations under this Agreement that Purchasers obtain the Financing under the Financing Commitment Letters or any other financing (debt or equity) for, or related to, the Merger or any of the other transactions contemplated hereby.

(e)                Notwithstanding anything to the contrary in this Agreement, the Purchaser may terminate the commitments under one or more of the Financing Commitment Letters (including any extensions or replacements thereof) and/or permit the same to be reduced or expire in accordance with the terms of the Financing Commitment Letters in full or in part (x) if, prior to such termination, reduction or expiration, the Purchaser provides Blocker Corp and the Company with commercially reasonable evidence that the Purchaser has (and will continue to have until at least the date that is five Business Days after the Outside Date as extended pursuant to Section 8.1(d) solely with respect to Section 7.1(a) and not in respect of Section 11.15(c)) other sources of available funds (including, for purposes of this paragraph, cash on hand, availability under revolving credit agreements, term loans, proceeds from the issuance and sale of notes, or other similar sources of funds) in an aggregate amount sufficient to timely consummate the transactions contemplated by this Agreement; provided that such sources of available funds would not prevent or delay or impair in any material respect the ability or likelihood of Purchaser to timely consummate the transactions contemplated by this Agreement; (y) if the Purchaser replaces one or more of the Financing Commitment Letters as in effect at the time of such replacement, in full or in part, in accordance with Section 6.19(c); provided that the amount terminated shall not exceed the amount of such replacement except to the extent the difference is not necessary to consummate the transactions contemplated by this Agreement; and/or (z) at any time after the date that is five Business Days after the Outside Date as extended pursuant to Section 8.1(d) (solely with respect to Section 7.1(a) and not in respect of Section 11.15(c)).

Section 6.20           Special Environmental Indemnity.

(a)                Subject to the terms, conditions and limitations of this Section 6.20, from and after the Closing, Purchaser, Blocker Purchaser, Surviving Company, Surviving Blocker Corp and each of their Affiliates (including, from and after the Closing, the Group Companies) and each of the officers, directors and equityholders of the foregoing (each, an “Indemnified Party”) shall be entitled to be indemnified and held harmless from and against reasonable, out-of-pocket costs, expenses, damages, liabilities or losses (excluding punitive, special or exemplary damages or losses, unless the Indemnified Party is liable to a third party for such damages or losses) (“Damages”) arising out of, resulting from, or incurred in connection with any investigation, removal, remedial, cleanup, corrective, or compliance actions (“Remedial Actions”) relating to any of the indemnifiable environmental conditions set forth on Schedule 6.20(a) hereof (each, an “Indemnifiable Environmental Condition” and collectively, the “Indemnifiable Environmental Conditions”), in each case, solely from the Environmental Escrow Funds. The Indemnified Parties’ indemnification rights under this Section 6.20 with respect to the Indemnifiable Environmental Conditions shall not apply to the portion of Damages that the Indemnified Parties or anyone acting on behalf of any of the Indemnified Parties (or, after the Closing Date, any Person other than the Sellers) has caused, contributed to or exacerbated any Indemnifiable Environmental Condition related to such Damages after the Closing Date. For avoidance of doubt, none of the Indemnified Parties shall be deemed to have caused or contributed to facts or conditions underlying an Indemnifiable Environmental Condition, to the extent such facts and conditions (including any exacerbation of facts or condition existing as of or prior to Closing) are the result of operation on or use of the applicable property which are the same or substantially similar to operations conducted on or use of the applicable property by a Group Company prior to the Closing, except to the extent that any Indemnified Party becomes actually aware of such underlying facts or conditions occurring after the Closing, the Purchaser fails to promptly notify the Representative in writing of such underlying facts or conditions, and any of the Sellers or their Affiliates suffer actual material prejudice thereby.

(b)                Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to recovery of any funds from the Environmental Escrow Account for Damages relating to the Indemnifiable Environmental Conditions pursuant to this Section 6.20, (i) unless and until the Indemnified Parties, to the extent applicable, have sought recovery for any and all Damages indemnifiable hereunder from the other sources of indemnity, and pursued other remedies available to the Indemnified Parties, pursuant to agreements or escrow accounts existing prior to the date of this Agreement and set forth on Schedule 6.20(b) (collectively, the “Primary Recovery Sources”), and have used commercially reasonable efforts to seek to recover the maximum amount of such Damages pursuant to such applicable Primary Recovery Sources prior to being able to recover from the Environmental Escrow Account; provided, however, that (A) the Indemnified Parties shall be permitted to provide an Indemnification Claim Notice to the Representative and the Escrow Agent with respect to such Damages prior to the determination of whether any Primary Recovery Source will cover such Damages, and (B) in no event shall the Indemnified Parties be required to litigate against the Primary Recovery Sources to recover such Damages, (ii) to the extent Remedial Actions exceed the minimum applicable requirements under Environmental Laws, as long as such minimum applicable requirements are approved by the relevant Governmental Authorities, including the use of lesser cleanup standards resulting from any site-specific risk assessments, risk-based remedies, engineering controls, deed and land use restrictions and institutional controls, taking into account the continued operation of the property for industrial or commercial purposes, as used on the Closing Date; or (iii) on the basis of a breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement that does not constitute an Indemnifiable Environmental Condition.

(c)                The amount of any Damages for which indemnification is provided under this Section 6.20 shall be net of (i) any amounts actually recovered by the Indemnified Parties under any insurance policies in effect and applicable to such Damages and (ii) any amounts actually recovered by the Indemnified Party or any Group Company pursuant to any indemnification or contribution payment by any third party in respect of any such claim (including all amounts actually recovered by the Indemnified Parties from the Primary Recovery Sources). If the Indemnified Party receives an amount under any such insurance policy or indemnification or contribution payment from a third party (including the Primary Recovery Sources) subsequent to any indemnification payment made to the Indemnified Party pursuant to this Section 6.20, the Indemnified Party shall promptly pay any such amount to the extent previously recovered by an Indemnified Party in connection with this Section 6.20 to, if (x) prior to the third (3rd) anniversary of the Closing Date, the Escrow Agent for deposit in the Environmental Escrow Account and (y) on or after the third (3rd) anniversary of the Closing Date, Paying Agent for further distribution by the Paying Agent to each Seller of his, her or its portion of such amounts (as determined pursuant to Section 3.4 and as set forth on the applicable Allocation Schedule). The Indemnified Party shall use commercially reasonable efforts to mitigate all Damages; provided, that no Indemnified Party shall be required to make any material monetary expenditure in regard to such mitigation.

(d)                An Indemnified Party shall give prompt written notice (a “Indemnification Claim Notice”) to the Representative and the Escrow Agent after the Indemnified Party first becomes aware of any event or other fact, circumstance or condition that has resulted or that is reasonably expected to result in any Damages for which the Indemnified Party is entitled to indemnification under this Agreement, and such notice shall contain (i) a description and, if known, calculable or reasonably capable of being estimated the estimated amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party and (ii) to the extent known, identification of any insurance policy or policies or indemnification agreements (including Primary Recovery Sources) for which the Indemnified Party believes it and/or any Group Company may have coverage available in respect of such Indemnifiable Environmental Condition; provided, that failure to timely deliver such notice shall not affect the indemnification provided hereunder except and only to the extent the Representative and/or Sellers are actually and materially prejudiced as a result of such failure. Any dispute regarding the Indemnified Party’s entitlement to indemnification in connection with an Indemnification Claim Notice shall be resolved by any legally available means consistent with the provisions of Section 11.14 and Section 11.15.

(e)                The Indemnified Parties’ sole and exclusive remedy with respect to any Damages indemnifiable pursuant to this Section 6.20(e) shall be the Environmental Escrow Funds paid out of the Environmental Escrow Account; any such payment of Damages to any Indemnified Party from the Environmental Escrow Account shall reduce the Environmental Escrow Funds then outstanding by an amount equal to such Damages. Within three (3) Business Days following the third (3rd) anniversary of the Closing Date, the Representative and Purchaser shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release all funds remaining in the Environmental Escrow Account to the Paying Agent, for further distribution by the Paying Agent to each Seller of his, her or its portion of such amounts (as determined pursuant to Section 3.4 and as set forth on the applicable Allocation Schedule); provided, that, in the event that an Indemnification Claim Notice has been delivered to the Representative and the Escrow Agent setting forth a good faith bona fide claim for indemnity with respect to an Indemnifiable Environmental Condition prior to the third (3rd) anniversary of the Closing Date, and such claim has not been fully resolved by the third (3rd) anniversary of the Closing Date (including because a claim has been made to a Primary Recovery Source for Damages that have not yet been recovered from the Environmental Escrow Account but such claim remains pending), an amount equal to the indemnifiable Damages reasonably expected to be incurred by the Indemnified Parties in connection with such claim shall be retained in the Environmental Escrow Account (but, for the avoidance of doubt, not in excess of the Environmental Escrow Funds remaining as of such date) until such claim is finally resolved and such indemnifiable Damages have been finally determined with respect thereto, and upon such final determination, all remaining Environmental Escrow Funds shall be released to the Paying Agent, for further distribution by the Paying Agent to each Seller of his, her or its portion of such amounts (as determined pursuant to Section 3.4 and as set forth on the applicable Allocation Schedule), after giving effect to the release of any amounts from the Environmental Escrow Account to the Indemnified Parties that such Persons are entitled to, if any, pursuant to this Section 6.20(e) in respect of such claim. The Indemnified Parties’ rights pursuant to this Section 6.20(e) shall terminate upon the release of all remaining Environmental Escrow Funds. The aggregate amount that may be recovered by the Indemnified Parties with respect to all Indemnifiable Environmental Conditions shall be an amount equal to the Environmental Escrow Amount. Notwithstanding anything to the contrary contained in this Agreement, in no event shall (i) the Representative, any Seller or any Affiliate thereof or any other Person have any direct or indirect liability or obligation in respect of any indemnification claim under this Section 6.20(e) or (ii) the Indemnified Parties be entitled to recover any Damages in respect of any indemnification claim made pursuant to this Section 6.20 from any source other than the Environmental Escrow Account.

(f)                 From and after the Closing until the release of the Environmental Escrow Funds pursuant to Section 6.20(e), the Indemnified Parties shall keep the Representative reasonably informed of all material developments and events relating to Remedial Actions taken with respect to any Indemnifiable Environmental Conditions.

(g)                Any indemnification payments made (or deemed to have been made) to the Indemnified Parties pursuant to this Agreement shall be treated as an adjustment to the consideration paid by Purchaser hereunder, unless otherwise required by Applicable Law (including Code Section 483 (and any corresponding or similar provisions) that may impute interest).

Article 7
CONDITIONS TO CLOSING

Section 7.1              Conditions to the Obligations of the Company, Blocker Corp and the Purchaser Parties. The obligations of the Company, Blocker Corp and the Purchaser Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions on or prior to the Closing:

(a)                any applicable waiting period under the HSR Act (and any extension thereof) relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)                no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; and

(c)                the Written Consent and Blocker Written Consent shall have been obtained.

Section 7.2              Other Conditions to the Obligations of the Purchaser Parties. The obligations of the Purchaser Parties, as applicable, to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by Applicable Law, waiver by such Persons of the following further conditions on or prior to the Closing:

(a)                (i) the representations and warranties of the Company and Blocker Corp set forth in Article 4 (other than the representations and warranties set forth in Sections 4.1(a) through (d) (Organization), Section 4.2(a) through (e) (Capitalization), Section 4.3 (Authority), Section 4.16 (Brokers) and Section 4.19 (Blocker Corp and ECM Entities)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct as of the specified date and (y) to the extent that the facts, events and circumstances that cause the representations and warranties set forth in Article 4 to not be true and correct as of such dates have not had and would not reasonably be expected to have a Company Material Adverse Effect (provided that for the purposes of this clause (i), qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect), (ii) the representations and warranties of the Company and Blocker Corp set forth in Sections 4.1(a) through (d) (Organization), Section 4.2(a) through (e) (Capitalization), Section 4.3 (Authority), Section 4.16 (Brokers) and Section 4.19 (Blocker Corp and ECM Entities) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

(b)                the Company and Blocker Corp shall have performed and complied in all material respects (measured with respect to the transactions contemplated by this Agreement, taken as a whole) with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)                since the date of this Agreement, there shall not have been any Company Material Adverse Effect;

(d)                prior to or at the Closing, the Company shall have delivered to Purchaser the following closing documents:

(i)                 (A) a certificate, in a form reasonably acceptable to Purchaser, of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c), each as applicable to the Company, are satisfied and (B) a certificate, in a form reasonably acceptable to Purchaser, of an authorized officer of Blocker Corp, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c), each as applicable to Blocker Corp, are satisfied;

(ii)               a copy of the resolutions of Blocker Corp’s and Company’s board of directors, in each case, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, in form and substance reasonably acceptable to the Purchaser;

(iii)             a copy of the Written Consent and the Blocker Written Consent;

(iv)              duly executed terminations of the Management Services Agreement, Securityholders Agreement and Registration Rights Agreement that, in the case of the Management Services Agreement, provide none of Blocker Corp and any Group Company shall have any liability under such agreements;

(v)                (A) duly executed IRS Form W-8 or W-9s (as applicable) from each Seller; (B) certifications, under penalties of perjury, and in a form and substance reasonably satisfactory to Purchaser from Blocker Corp complying with the provisions of Treasury Regulations §§ 1.897-2(h) and 1.1445-2(c)(3) and (C) a duly executed statement from the Company satisfying the requirements of Treasury Regulation Section 1.1445-11T(d)(2); and

(vi)              customary payoff letters in form commercially reasonably satisfactory to the Purchaser executed by the holders of all Closing Date Funded Indebtedness of the type referred to in clauses (i) and (ii) of the definition of Funded Indebtedness, that, in each case, (A) reflect the amounts required in order to pay in full such Funded Indebtedness (other than contingent obligations not then due customarily surviving payment in full) (the “Required Payoff Amounts”) and (B) provide that, upon payment of such Required Payoff Amounts, all Liens and guarantees securing such Funded Indebtedness will be discharged and automatically released and that the holders of such indebtedness (or their applicable representative(s)) agree effective upon such payment to return promptly thereafter any possessory collateral held in respect of such Funded Indebtedness to the Group Companies or their designee(s) and to provide from time to time on request of the Group Companies such Lien release documentation necessary or reasonably requested to evidence the discharge, release and termination in full of all Liens related to such indebtedness, including any Uniform Commercial Code termination statements; and

(e)                the Escrow Agreement shall have been duly executed by the Representative and the Escrow Agent;

(f)                 the Paying Agent Agreement shall have been duly executed by the Representative and the Paying Agent; and

(g)                duly executed resignations or removals of the directors, officers and managers of each of Blocker Corp and the Group Companies, as requested by Purchaser at least ten (10) Business Days prior to the Closing.

Section 7.3              Other Conditions to the Obligations of the Company and Blocker Corp. The obligations of the Company and Blocker Corp to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by Applicable Law, waiver by the Company and the Representative of the following further conditions on or prior to the Closing:

(a)                the representations and warranties of the Purchaser Parties set forth in Article 5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct in all material respects as of the specified date;

(b)                the Purchaser Parties shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date; and

(c)                prior to or at the Closing, Purchaser shall have delivered to the Company the following closing documents:

(i)                 (A) a certificate, in a form reasonably acceptable to the Company, of an authorized officer of Purchaser, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b), each as applicable to Purchaser, are satisfied and (B) a certificate, in form reasonably acceptable to the Company, of an authorized officer of Blocker Purchaser, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b), each as applicable to Blocker Purchaser, are satisfied; and

(ii)               a copy of the resolutions of Purchaser’s board of directors (or other governing body) and Merger Sub’s board of directors (or other governing body), in each case, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, in form and substance reasonably acceptable to the Company;

(d)                the Escrow Agreement shall have been duly executed by Purchaser and the Escrow Agent; and

(e)                the Paying Agent Agreement shall have been duly executed by Purchaser and the Paying Agent.

Section 7.4              Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.4.

Article 8
TERMINATION; AMENDMENT; WAIVER

Section 8.1              Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)                by mutual written consent of Purchaser and the Company;

(b)                by Purchaser, if (i) any of the representations or warranties of the Company and Blocker Corp set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not curable or not cured within ten (10) days after written notice thereof is delivered to the Company, or (ii) a covenant of the Company or Blocker Corp set forth in this Agreement is breached such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and such breach is not curable or not cured within ten (10) days after written notice thereof is delivered to the Company; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if any Purchaser Party is then in material violation or breach of any of their representations, warranties, obligations or covenants set forth in this Agreement such that either of the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

(c)                by the Company, if (i) any of the representations or warranties of any Purchaser Party set forth in Article 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not curable or not cured within ten (10) days after written notice thereof is delivered to Purchaser, or (ii) a covenant of any Purchaser Party set forth in this Agreement is breached such that the condition to Closing set forth in Section 7.3(b) would not be satisfied and such breach is not curable or not cured within ten (10) days after written notice thereof is delivered to Purchaser; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company or Blocker Corp is then in material violation or breach of any of their representations, warranties, obligations or covenants set forth in this Agreement such that either of the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;

(d)                subject to Section 11.15(c), by Purchaser, if the Closing shall not have been consummated on or prior to September 28, 2023 (the “Outside Date”, provided that if, on the Outside Date, (A) all of the conditions set forth in Article 7 shall have been satisfied or waived other than the conditions set forth in Section 7.1(a) and those conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time), and (B) either Purchaser or the Company provide notice in writing to the other to extend the Outside Date, then the original Outside Date shall be extended for all purposes hereunder to sixty (60) days after the Outside Date (and in such case, the Outside Date, as so extended, shall be the “Outside Date” for purposes of this Agreement)), provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the failure to consummate the Closing on or prior to the Outside Date is the result of a breach by a Purchaser Party of its representations, warranties, obligations or covenants under this Agreement or if a Purchaser Party is otherwise in material breach of any of its covenants, obligations, representations or warranties set forth in this Agreement such that either of the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

(e)                subject to Section 11.15(c), by the Company, if the Closing shall not have been consummated on or prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the failure to consummate the Closing on or prior to the Outside Date is the result of a breach by the Company or Blocker Corp of its representations, warranties, obligations or covenants under this Agreement or if the Company or Blocker Corp is otherwise in material breach of any of its covenants, obligations, representations or warranties set forth in this Agreement such that either of the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;

(f)                 by either Purchaser or by the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such Order or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used reasonable best efforts to remove such Order, and such Order shall not have been principally caused by the breach by such party of its covenants or agreements under this Agreement; or

(g)                by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than any conditions (A) the failure of which to be satisfied is attributable to a breach by any Purchaser Party of any representation, warranty, agreement or covenant contained in this Agreement, or (B) that by their terms are to be satisfied at the Closing; provided that such conditions described in this clause (B) shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied or validly waived by the applicable Purchaser Parties, (ii) the Company shall have irrevocably confirmed to Purchaser in a written notice that if the Purchaser Parties perform their obligations hereunder to consummate the Closing, the Company and Blocker Corp are ready, willing and able to (and shall) perform their obligations in connection with effectuating the Closing, and (iii) the Purchaser Parties fail to consummate the transactions contemplated by the Closing on the date the Closing should have occurred pursuant to Section 2.1 or, if later, within one (1) Business Day after the delivery of such notice.

Section 8.2              Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other parties to this Agreement.

Section 8.3              Effect of Termination.

(a)                In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Purchaser Party, the Company or Blocker Corp or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.3, Article 10, Article 11 and the last sentence of Section 6.3, and (b) any liability of any party hereto for any willful breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by any Purchaser Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) prior to such termination.

Article 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; RELEASE

Section 9.1              Survival of Representations and Covenants. Except as it relates to a claim for Fraud, other than the representations set forth in Section 4.22 and Section 5.9, the representations and warranties of the Company, Blocker Corp, Guarantor and the Purchaser Parties contained in this Agreement shall terminate at the Closing (it being understood and agreed that the Group Companies and Blocker Corp are being acquired by the Purchasers on an “as is where is basis”, subject in all respects to the effects of the Reorganization). In addition, the covenants and agreements of the Company, Blocker Corp, Guarantor and Purchaser Parties contained in this Agreement which by their terms are to be performed prior to the Closing shall terminate at the Closing and have no further force or effect. As such, it is acknowledged and agreed that following the Closing, other than a claim against a party hereto for Fraud committed by such party, no Seller shall have any liability or responsibility for, and no Purchaser Party or any of its Affiliates, representatives, agents, officers, directors or employees shall have recourse under this Agreement or otherwise for, any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of any covenant, condition or agreement required to be performed or fulfilled prior to the Closing. The covenants and agreements to be performed at the Closing (including agreements to make payments hereunder) or that by their terms survive the Closing shall survive the Closing (in accordance with their respective terms, as applicable).

Section 9.2              Release. Effective as of the Closing, except in the case of Fraud or for any rights or obligations under this Agreement (including the right to recover funds from the Environmental Escrow Funds as expressly provided under, and subject to the limitations set forth in, Section 6.20) or the other Ancillary Documents, the Guarantor, on its own behalf, and the Purchaser Parties, on their own behalf and on behalf of, after the Closing, the Group Companies and Blocker Corp and each of their respective Affiliates (each, a “Releasing Party”), hereby irrevocably releases and discharges the Sellers and their respective past, present and future directors, officers, managers, employees, members, partners, shareholders, agents, attorneys, advisors, representatives, successors, and assigns (collectively, the “Released Parties”) from any and all debts, losses, costs, bonds, suits, actions, causes of action, liabilities, Taxes, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that the Releasing Party had, presently has or may hereafter have or claim or assert to have against any of the Released Parties arising on or prior to the Closing to the extent relating to the Group Companies or Blocker Corp (collectively, the “Released Claims”). This release is intended to be a complete and general release with respect to the Released Claims, and specifically includes claims that are known, unknown, fixed, contingent or conditional, including without limitation, breach of fiduciary duty, claims arising under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other Environmental Laws (which, for the avoidance of doubt, does not include the right to recover funds from the Environmental Escrow Funds as expressly provided under, and subject to the limitations set forth in, Section 6.20), or claims arising under the Securities Act, or any other federal, state, blue sky or local law dealing with any securities.

Article 10
REPRESENTATIVE OF SELLERS

Section 10.1           Authorization of Representative.

(a)                Sentinel Capital Partners, L.L.C. is hereby appointed, authorized and empowered to act as a representative (the “Representative”), for the benefit of the Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement and the Paying Agent Agreement, which shall include the power and authority:

(i)                 to execute and deliver the Escrow Agreement, the Paying Agent Agreement and any other Ancillary Documents (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)               to execute and deliver such waivers and consents in connection with this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)             to use the Representative Expense Amount to satisfy costs, expenses and/or liabilities of the Representative or the Sellers in connection with matters related to this Agreement and/or the Ancillary Documents, with any balance of the Representative Expense Amount not used for such purposes to be disbursed and paid to the Sellers (or to the Paying Agent for further distribution to the Sellers) in accordance with Section 3.4 at such time as the Representative determines in its sole discretion that no additional such costs, expenses and/or liabilities shall become due and payable (provided that at the time of such disbursement to the Sellers, the Representative may, at its option and in lieu of making payments directly to Sellers who are then employees of the Group Companies and/or their Affiliates, pay to the Group Companies, an amount equal to the portion of such balance of the Representative Expense Amount which would otherwise be paid to Sellers who are then employees of the Group Companies and/or their Affiliates, and the Company shall be obligated to make, or cause to be made, the applicable payments to such employees);

(iv)              to collect and receive all moneys and other proceeds and property payable to the Representative from the Escrow Account, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative (including any Seller Expenses paid by the Representative in excess of the Representative Expense Amount), the Representative shall disburse and pay the same to the Sellers in accordance with Section 3.4 at such time as the Representative determines in its reasonable discretion (provided that at the time of such disbursement to the Sellers, the Representative may, at its option and in lieu of making payments directly to Sellers who are then employees of the Group Companies and/or their Affiliates, pay to the Group Companies, an amount equal to the portion of such balance of the Representative Expense Amount which would otherwise be paid to Sellers who are then employees of the Group Companies and/or their Affiliates, and the Company shall be obligated to make, or cause to be made, the applicable payments to such employees);

(v)                to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement, the Paying Agent Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement, the Paying Agent Agreement and/or this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against any Purchaser Party or their Affiliates (including the Company and Blocker Corp following the Closing), defending any Claims or claims against the Sellers, consenting to, compromising or settling any such Claims, conducting negotiations with the Purchaser Parties, their Affiliates (including the Company and Blocker Corp following the Closing) or their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by a Purchaser Party, their Affiliates (including the Company and Blocker Corp following the Closing) or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any of the Sellers or the Escrow Funds, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement or the Paying Agent Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(vi)              to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement, the Paying Agent Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement or the Paying Agent Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is made in accordance with Section 11.10 and in writing signed by the waiving party or by the Representative; and

(vii)            to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Ancillary Documents, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)                The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to reimbursement from the Sellers of all its expenses incurred as the Representative. In connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement, the Paying Agent Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller. Each Seller shall indemnify, in accordance with the last sentence of this Section 10.1(b), the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or the Paying Agent Agreement or otherwise in its capacity as the Representative. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Representative to a Seller as to the existence of a deficiency toward the payment of any such indemnification amount, such Seller shall promptly deliver to the Representative full payment of his, her or its portion of the amount of such deficiency, in accordance with the last sentence of this Section 10.1(b). The Sellers’ indemnity obligations referred to in this Section 10.1(b) shall be borne among the Sellers in a “reverse waterfall” manner which preserves the distribution preferences set forth in Section 7.2 of the LLC Agreement, as in effect immediately prior to the Closing, taking into account all consideration provided to the Sellers hereunder, in each case as determined in the good faith discretion of the Representative.

(c)                The parties hereto acknowledge and agree that the Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties hereto acknowledge and agree that the Representative shall have no liability to any party hereto in connection with any obligations of the Representative under this Agreement, the Escrow Agreement or the Paying Agent Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent proven to be the direct result of willful misconduct by the Representative in connection with the performance of its obligations hereunder or under the Escrow Agreement or the Paying Agent Agreement.

(d)                All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Ancillary Documents.

(e)                The Purchasers and the Group Companies shall (i) be entitled to deal exclusively with the Representative on all matters relating to this Agreement (with respect to matters regarding Sellers) and (ii) have the right to rely, without independent investigation or verification, upon all decisions, communications or writings made, given or executed by the Representative (with respect to matters regarding Sellers) and actions taken or omitted to be taken by the Representative pursuant to this Agreement, the Escrow Agreement and the Paying Agent Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(f)                 The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the transactions contemplated by this Agreement.

Article 11
MISCELLANEOUS

Section 11.1           Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be assigned by any party hereto (whether by operation of law or otherwise), without the prior written consent of Purchaser and the Representative, except that (i) either Purchaser may assign this Agreement without consent to any of its Affiliates (provided that any such assignment shall not relieve such Purchaser of its obligations hereunder), and (ii) either Purchaser may assign its rights (but not its obligations) hereunder as collateral to any Financing Sources. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

Section 11.2           Notices. Except as otherwise expressly and specifically provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) when personally delivered, (b) when transmitted by E-mail (having obtained electronic delivery confirmation thereof, including a “read receipt” or, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To any Purchaser Party, the Guarantor or, following the Closing, the Surviving Company or Surviving Blocker Corp:

c/o nVent Electric plc
1665 Utica Avenue, Suite 700
St. Louis Park, MN 55416
Email:
Attention: Shawna Fullerton; Alpha Khaldi

with a copy (which shall not constitute notice to a Purchaser Party or, following the Closing, the Surviving Company or Surviving Blocker Corp) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: John K. Wilson; Jason Hille

Email:

To the Representative:

Sentinel Capital Partners L.L.C.
c/o Sentinel Capital Partners
One Vanderbilt Avenue, 53rd Floor
New York, NY 10017
Attention: Eric Bommer; John Van Sickle; Vincent Taurassi
E-mail:

with a copy (which shall not constitute notice to the Representative) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Drew N. Grabel, Esq.; Douglas DiMedio
E-mail:

To the Sellers or, prior to the Closing, the Company or Blocker Corp:

Sentinel Capital Partners L.L.C.
c/o Sentinel Capital Partners
One Vanderbilt Avenue, 53rd Floor
New York, NY 10017
Attention: Eric Bommer; John Van Sickle; Vincent Taurassi
E-mail:

with a copy (which shall not constitute notice to the Sellers or, prior to the Closing, Company or Blocker Corp) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Drew N. Grabel, Esq.; Douglas DiMedio
E-mail:

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 11.3           Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors, accountants and other representatives and advisors, shall be paid by the party hereto incurring such fees or expenses; provided that upon the Closing, Unpaid Seller Expenses shall be paid in accordance with Section 3.2(a)(vi).

Section 11.4           Construction; Interpretation. The term “this Agreement” means this Merger Agreement together with all Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) except as otherwise set forth in this Agreement, any accounting terms shall be given their definition under GAAP; (vi) references to a particular statute or regulation include all rules and regulations thereunder as in effect as of the time to which such reference relates; (vii) the word “will” shall have the same meaning as the word “shall”; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (x) references to “day” or “days” in the lower case means calendar days; (xi) references to “date hereof” are to the date of this Agreement; (xii) references to any Applicable Law or Contract are to that Applicable Law or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, unless the context expressly contemplates otherwise; (xiii) the words “party” or “parties” shall refer to parties to this Agreement; (xiv) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; and (xv) the word “or” shall be disjunctive but not exclusive. Except as otherwise indicated, all references in this Agreement to sections, exhibits and schedules are intended to refer to the sections of, exhibits and schedules to this Agreement.

Section 11.5           Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

Section 11.6           Exhibits and Schedules. All exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Headings have been inserted in the Schedules for convenience of reference only. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Inclusion of any item in the Schedules shall not constitute, or be deemed to be, an admission of liability or responsibility of any party to any third party in connection with any pending or threatened Claim. The disclosure with respect to any Contract or other document referred to in the Schedules shall be qualified in its entirety by reference to the terms thereof. The Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants, agreements or obligations of the Company, except as and to the extent expressly provided in this Agreement, nor shall they be taken as extending the scope of any representation, warranty, covenant, agreement or obligation set out in this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 11.7           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (i) the Company Equityholders as of immediately prior to the Closing are third party beneficiaries of Article 9 and Article 10 of this Agreement, (ii) the Released Parties are third party beneficiaries of Section 9.2, (iii) the directors, officers, employees and agents of each Group Company prior to the Closing are third party beneficiaries of Section 6.5 of this Agreement, and (iv) the Financing Sources shall be express third party beneficiaries of this Section 11.7, Section 11.9, Section 11.14, and, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 11.8           Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.9           Amendment. Prior to the Effective Time, subject to Applicable Law (including the DLLCA and DGCL) and Section 11.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Purchaser, the Company and the Representative. After the Effective Time, subject to Applicable Law (including the DLLCA and DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Purchaser and the Representative. Notwithstanding the foregoing, this Section 11.9, Section 11.7, Section 11.14, and Section 11.18 (and any related definitions insofar as they affect such Sections) may not be amended, supplemented, waived, or otherwise modified, in each case, without the prior written consent of the Financing Sources. This Agreement may not be modified or amended except as provided in the immediately preceding three sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 11.9 shall be void.

Section 11.10       Extension; Waiver. The Company (at any time prior to the Closing), and the Representative, on behalf of the Sellers, may (a) extend the time for the performance of any of the obligations or other acts of any Purchaser Party, and following the Closing, the Surviving Company or Blocker Corp contained herein, (b) waive any inaccuracies in the representations and warranties of the Purchaser Parties contained herein or in any document, certificate or writing delivered by a Purchaser Party pursuant hereto or (c) waive compliance by a Purchaser Party, and following the Closing, the Surviving Company or Blocker Corp, with any of the agreements or conditions contained herein. Purchaser may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the Sellers, and prior to the Closing, the Company or Blocker Corp, contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Blocker Corp contained herein or in any document, certificate or writing delivered by the Company, Blocker Corp or the Representative pursuant hereto or (iii) waive compliance by the Representative, and prior to the Closing, the Company or Blocker Corp, with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 11.11       Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages, .pdf or by any other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.12       Obligations of Purchaser and Merger Sub. The obligations of the Purchaser Parties hereunder are jointly and severally guaranteed by each other.

Section 11.13       Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of James Darby, Michael Masino, Matthew Walter, Brad Kosler, Denise Costanzo, Jim Mauck and Tim George.

Section 11.14       Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that notwithstanding anything herein to the contrary, each party hereto (on behalf of itself, its Subsidiaries, and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors, and representatives of each of them) agrees that any claim, controversy, or dispute of any kind or nature (whether based upon contract, tort, or otherwise) against a Financing Source that is in any way related to this Agreement, the Mergers, the Ancillary Documents, or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided, further, that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any representations made in this Agreement and whether as a result of any inaccuracy thereof any party to this Agreement or any of its respective Affiliates has the right to terminate its obligations under this Agreement, or to decline to consummate the transactions pursuant to this Agreement, and (iii) the determination of whether the Mergers and the other transactions contemplated by this Agreement have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(b)                Each of the parties hereto submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.14, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Notwithstanding anything herein to the contrary, each of the parties hereto (i) agrees (on behalf of itself, its Subsidiaries, and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors, and representatives of each of them) that it will not bring or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Mergers, the Ancillary Documents, or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action described in clause (i) to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.2 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)                The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or any Financing or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, any Financing, or any of the transactions related hereto and thereto, or the actions of any Financing Source in connection with any Financing (including any claim, demand, action, or cause of action against any Financing Source), in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement or any Financing Source may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 11.15       Remedies.

(a)                The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article 8, the Company, Blocker Corp, the Representative (on behalf of itself or the Sellers) and the Purchaser Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Company, Blocker Corp, the Representative (on behalf of itself or the Sellers) or the Purchaser Parties are entitled at law or in equity.

(b)                Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)                To the extent any party hereto brings a claim, action or other similar process to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the tenth (10th) Business Day following the resolution of such claim, action or other similar process or (ii) such other time period established by the court presiding over such claim, action or other similar process, as applicable.

(d)                For the avoidance of doubt, the parties agree that damages in respect of a breach of this Agreement shall not be limited to reimbursement of costs and expenses, and, in the case of any breach by a Purchaser Party, would include the benefits of the transactions contemplated by this Agreement lost by the Company Equityholders, and, notwithstanding the terms of Section 11.17, the Company shall be entitled to claim any such damages on behalf of its direct and indirect equityholders based on a breach by any Purchaser Party.

Section 11.16       Waivers; Terminations.

(a)                Recognizing that Kirkland & Ellis LLP has acted as legal counsel to the Representative and its Affiliates and the Group Companies and Blocker Corp prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Blocker Corp, the Purchaser Parties and the Group Companies hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing the Representative and/or its Affiliates (or any of the Sellers or their Affiliates) after the Closing as such representation may relate to Blocker Corp, any Purchaser Party or any Group Company or the transactions contemplated herein (including in respect of litigation adverse to Blocker Corp, any Purchaser Party or any Group Company), and hereby consents to any such representation. In addition, all communications involving attorney-client confidences between the Representative, its Affiliates, Blocker Corp or any Group Company and Kirkland & Ellis LLP relating to any Group Company or otherwise in the course of, or otherwise relating to, the negotiation, documentation and consummation of the transactions contemplated hereby and the sale process related hereto (collectively, the “Engagement”, and such communications, the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to the Representative and its Affiliates (and not any of the Group Companies or Blocker Corp), and none of the Purchaser Parties, the Group Companies, Blocker Corp or their Affiliates may use or rely on any such Privileged Communications. Accordingly, Purchaser agrees that following the Closing, neither it nor the Group Companies, Blocker Corp or their Affiliates shall have access to any such Privileged Communications, or to the files of Kirkland & Ellis LLP relating to the Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Representative and its Affiliates (and not the Group Companies) shall be the sole holders of the Privileged Communications, and none of the Group Companies or Blocker Corp shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of the Engagement constitute property of the client, only the Representative and its Affiliates (and not any of the Group Companies or Blocker Corp) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to any of the Group Companies or Blocker Corp by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or Blocker Corp or otherwise. Purchaser hereby consents, on its own behalf and on behalf of its Affiliates including the Group Companies and Blocker Corp, to the disclosure by Kirkland & Ellis LLP to the Sellers, the Representative or their respective Affiliates of any information learned by Kirkland & Ellis LLP prior to the Closing in the course of its representation of the Sellers, the Representative, Blocker Corp, the Group Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Kirkland & Ellis LLP’s duty of confidentiality.

(b)                Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies and Blocker Corp) further covenants and agrees that each shall not assert any claim that the Group Companies or Blocker Corp may have in their capacities as clients against Kirkland & Ellis LLP in respect of legal services provided to the Group Companies, Blocker Corp or their respective Affiliates prior to the Closing by Kirkland & Ellis LLP in respect of the Engagement, it being agreed that any such claims belong solely to the Representative and its Affiliates, as applicable, and not the Group Companies or Blocker Corp.

(c)                From and after the Closing, the Group Companies and Blocker Corp shall cease to have any attorney-client relationship with Kirkland & Ellis LLP in respect of the Engagement or otherwise, unless and to the extent Kirkland & Ellis LLP is expressly engaged in writing by one or more of the Group Companies or Blocker Corp after the Closing.

Section 11.17       Non-Recourse. All Claims or causes of action (whether in Contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. Except in the case of Fraud committed by a party, no Person who is not a named party to this Agreement or the Ancillary Documents, including any past, present or future incorporator, member, partner, stockholder, equityholder, agent, or Representative of any named party to this Agreement or the Ancillary Documents (“Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such Ancillary Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such Ancillary Documents (as the case may be) or the negotiation or execution hereof or thereof, and each party hereto waives and releases all such liabilities against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. Notwithstanding anything to the contrary in this Section 11.17, nothing in this Section 11.17 shall be deemed to limit any liabilities of the Guarantor under Article 12 (or limit any remedies available to the Company or Blocker Corp thereunder or with respect thereto) or serve as a waiver of any right on the part of the Company or Blocker Corp to initiate any Claims permitted pursuant to, and in accordance with Article 12.

Section 11.18       No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, each of the Sellers, Blocker Corp, and each Group Company (on behalf of itself, its Subsidiaries, and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors, and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources, and the Financing Sources shall be subject to no liability or claims by such Persons (or such other Persons) in connection with the Financing or in any way relating to this Agreement or the Ancillary Documents or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort, or otherwise.

Article 12
GUARANTY

Section 12.1           Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company and the Representative (on behalf of the Sellers), the full and punctual payment of all payment obligations of each Purchaser Party under or pursuant to this Agreement, including all payments contemplated to be made at the Closing pursuant to Section 3.2, and all fees and expenses of each of the Purchaser Parties payable in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Guaranteed Obligations”). The Guaranteed Obligations of Guarantor constitute a continuing guarantee of payment or performance, as applicable, and are and shall continue to be absolute, irrevocable and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor and including any amendment, extension, modification or waiver of any of the Guaranteed Obligations, any insolvency or bankruptcy of any Group Company, any Seller, any payee or any other Person or any assignment thereby, the existence of any claim, set off or other right that Guarantor may have at any time against any other Person, whether in connection with the Guaranteed Obligations or otherwise, or the adequacy of any other means any such Person may have of obtaining payment of the Guaranteed Obligations. This guaranty is one of payment, not collection, and a separate Claim or Claims may be brought and prosecuted against Guarantor to enforce this guaranty, irrespective of whether any Claim is brought against any other Person and whether any other Person is joined in any such Claim(s). Without limiting the generality of the foregoing, if any Purchaser Party does not pay any portion of the Guaranteed Obligations or otherwise is unable for any reason to pay any Guaranteed Obligation as and when due, Guarantor shall make the payment required hereunder or otherwise cause such payment to be made within two (2) Business Days after the receipt by Guarantor of written notice from the Company (or, if such payment is to be made following the Closing, from the Representative) of such default, which shall include a demand for payment. Without limiting the generality of the foregoing, neither the Company nor the Representative need attempt to collect or cause the performance of any obligation guaranteed hereunder from any other Person prior to enforcing its rights against Guarantor. Guarantor hereby waives (to the fullest extent permitted by Applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit or taking of other Claim by the Company or the Representative against, or any other notice to, any Person liable therefor. The guaranty set forth in this Article 12 will remain in full force and effect, and will be binding upon Guarantor, until all of the Guaranteed Obligations have been satisfied in full, or the earlier valid termination of this Agreement in accordance with Section 8.1.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

ECM INVESTORS, LLC

By:	/s/ Michael Masino
	Name:	Michael Masino
	Title:	Chief Executive Officer

SENTINEL ECM BLOCKER, INC.

By:	/s/ Patrick Knise
	Name:	Patrick Knise
	Title:	Assistant Secretary

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

LIONEL ACQUISITION CO.

By:	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	President & Treasurer

EVEREST BLOCKER HOLDING, INC.

By:	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	President & Treasurer

EVEREST ACQUISITION MERGER SUB, LLC

By:	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	President & Treasurer

EVEREST BLOCKER MERGER SUB, INC.

By:	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	President & Treasurer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

Solely as the Guarantor as described herein:

NVENT ELECTRIC PLC

By:	/s/ Sara E. Zawoyski
	Name:	Sara E. Zawoyski
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

Solely as the Representative as described herein:

SENTINEL CAPITAL PARTNERS, L.L.C.

By:	/s/ Vincent Taurassi
	Name:	Vincent Taurassi
	Title:	General Counsel

[Signature Page to Merger Agreement]